   As filed with the Securities and Exchange Commission on December 30, 1998


                                                      Registration No. 333-67235
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                 AMENDMENT NO.1


                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                          TOWER FINANCIAL CORPORATION
                 (Name of small business issuer in its charter)

             INDIANA                              6712                            35-2051170
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                         ------------------------------

                             116 EAST BERRY STREET
                           FORT WAYNE, INDIANA 46802

                                 (219) 427-7000

(Address and telephone number of principal executive offices and principal place of business)
                         ------------------------------

                               DONALD F. SCHENKEL
                             CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          TOWER FINANCIAL CORPORATION
                             116 EAST BERRY STREET
                           FORT WAYNE, INDIANA 46802

                                 (219) 427-7000

           (Name, address and telephone number of agent for service)
                         ------------------------------
                                   Copies to:

                 DANIEL L. BOEGLIN                                    DONALD J. KUNZ
                 LAWRENCE E. SHINE                           HONIGMAN MILLER SCHWARTZ AND COHN
                  BAKER & DANIELS                              2290 FIRST NATIONAL BUILDING
                    SUITE 2700                                 DETROIT, MICHIGAN 48226-3583
             300 NORTH MERIDIAN STREET                                (313) 465-7000
         INDIANAPOLIS, INDIANA 46204-1782
                  (317) 237-0300

                         ------------------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                         ------------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
              TITLE OF EACH CLASS OF                  PROPOSED MAXIMUM AGGREGATE
            SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)         AMOUNT OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock.......................................           $23,000,000                    $6,394(2)
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.


(2) Included in amount previously paid.

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


       THIS PRELIMINARY PROSPECTUS IS NOT YET COMPLETED. JANUARY   , 1999


                                                         INITIAL PUBLIC OFFERING
                                                               PROSPECTUS

                       [TOWER FINANCIAL CORPORATION LOGO]

                        2,000,000 SHARES OF COMMON STOCK
                                $10.00 PER SHARE
                      ------------------------------------

Tower Financial Corporation
Lincoln Tower
116 East Berry Street
Fort Wayne, Indiana 46802

(219) 427-7000


The Offering:


                           PER SHARE       TOTAL
                           ---------       -----
Public Price...........     $10.00      $20,000,000
Underwriting
  Discounts............     $           $
                            ------      -----------
Proceeds to
  Tower Financial......     $           $
                            ======      ===========



We are offering shares of common stock to fund the start-up of a new commercial bank named Tower Bank & Trust Company. We will be the sole owner of Tower Bank, which will have its headquarters in Fort Wayne, Indiana. Tower Bank will provide a full range of commercial and consumer banking services for small- to medium-sized businesses as well as individuals.



This is our initial public offering, and no public market currently exists for our shares.


The underwriters have a 30-day option to purchase an additional 300,000 shares to cover over-allotments.

                            Proposed Trading Symbol:

                           OTC Bulletin Board -- TOFC

                      ------------------------------------
THIS IS A RISKY INVESTMENT. IT IS NOT A DEPOSIT OR AN ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SOME OF THE RISKS OF THIS INVESTMENT ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, ANY BANK

REGULATORY AUTHORITY, NOR ANY OTHER GOVERNMENT AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

                                                       MCDONALD INVESTMENTS INC.

RONEY CAPITAL MARKETS
A DIVISION OF FIRST CHICAGO CAPITAL MARKETS, INC.

                                JANUARY   , 1999

                         [MAP OF PROPOSED MARKET AREA]

                           -------------------------


                           FORWARD-LOOKING STATEMENTS



     This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Actual results could differ materially from those suggested by the forward-looking statements for various reasons, including those discussed in the "Risk Factors" section beginning on page 6. Therefore, you should not place undue reliance on these forward-looking statements.



                           -------------------------

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully.



                         TOWER FINANCIAL AND TOWER BANK



     We are not an operating company and have not engaged in any significant business to date. We were formed to be a bank holding company owning all of the common stock of Tower Bank. Tower Bank is being organized as an Indiana chartered bank and member of the Federal Reserve System with depository accounts to be insured by the Federal Deposit Insurance Corporation. Our initial primary service area will be Allen County, Indiana, including Fort Wayne and its suburbs. In order to complete the offering we must receive all necessary regulatory approvals and satisfy certain conditions that are customary in forming a bank. We expect to commence business in the first quarter of 1999. Tower Bank's main office will be located in downtown Fort Wayne and will serve as our corporate headquarters.



REASONS FOR STARTING TOWER BANK



     The expansion of interstate banking has contributed to substantial consolidation of the banking industry in Indiana, including our proposed market area in Allen County. Many of Fort Wayne's locally owned or managed banks either have been acquired by large regional bank holding companies or have been consolidated into branches of other banks. We believe that, after consolidation, these banks no longer offer the same level of personalized customer service.



     Although the banking industry remains competitive, we believe that this consolidation has created a favorable opportunity for a new locally owned and managed commercial bank in our proposed market area. We want to take advantage of this opportunity. We plan to do this by emphasizing our local ownership and management and our strong ties and active commitment to the community. We believe that a community bank can improve the economic development and overall economy of its community. We believe that community residents will recognize these benefits and that we will be successful in attracting individuals and small- to medium-sized businesses as customers by taking an active interest in their businesses and personal finances.



TOWER BANK'S MARKET AREA



     Allen County includes the City of Fort Wayne, which is the second largest city in Indiana based on population. As of July 1998, Allen County had approximately 10,300 businesses and an unemployment rate of approximately 3.0%. Allen County experienced significant growth in household income from 1990 to 1998. Allen County is also a significant banking market in the State of Indiana. As of June 30, 1997, the latest date for which data are available, total deposits in Allen County, including banks, thrifts and credit unions, were approximately $4.7 billion.


MANAGEMENT


     Donald F. Schenkel is the Chairman of the Board, President and Chief Executive Officer of Tower Financial and Tower Bank. He has nearly 30 years of banking experience. Most recently, Mr. Schenkel was with NBD Bank Indiana in Northeast Indiana as First Vice President and, from 1993 to 1998, as the Division Head of Retail Banking and Private Banking & Investment. From 1990 to 1993, Mr. Schenkel was Senior Vice President of INB National Bank, a regional bank that was acquired by NBD Bank, N.A., in 1993. His positions at INB National Bank included senior level responsibility for retail lending, commercial lending and branch administration.



     Kevin J. Himmelhaver is the Chief Financial Officer and Secretary of Tower Financial and Tower Bank. He has nearly 20 years of banking experience in the Fort Wayne area. Most recently, from 1993 until 1998,

Mr. Himmelhaver worked for Norwest Bank Indiana, N.A., and Norwest Bank Ohio, N.A., as Senior Vice President and Chief Financial Officer. He also was a director of these banks.



     Curtis A. Brown is the Chief Lending Officer of Tower Financial and the Chief Operating Officer and Chief Lending Officer of Tower Bank. He has over 21 years of banking experience, all with INB National Bank and its successor, NBD Bank Indiana. From 1993 until 1998, Mr. Brown was responsible for managing corporate banking groups for NBD Bank Indiana, recently holding the positions of First Vice President and Group Head.



     We are assembling an experienced professional staff and expect to have approximately 18 full-time employees when Tower Bank opens for business. We have formed a board of directors with diverse backgrounds and experiences. In addition to Mr. Schenkel, the current directors of Tower Financial and Tower Bank are Keith Busse (business), Peter Eshelman (insurance), Michael Gouloff (architecture), Craig Hartman (business), Jerome Henry, Jr. (business), Michael Mirro, M.D. (physician), Debra Niezer (business), William Niezer (insurance), Maurice O'Daniel (business), Leonard Rifkin (business), Joseph Ruffolo (business), Larry Smith (business), John Tippmann, Sr. (real estate), Richard Tomkinson (business) and Irene Walters (education). We believe that our officers and directors are a significant resource to us.

                                  THE OFFERING


Securities Offered for Sale...   Shares of common stock of Tower Financial
                                 Corporation. For a description of these shares, see "Description of Capital Stock" on page 36.



Number of Shares being
Offered.......................   2,000,000. In addition, the underwriters have a
                                 30-day option to purchase up to 300,000
                                 additional shares to cover over-allotments. For a description of this option, see
                                 "Underwriting" on page 40.


Price to the Public...........   $10.00 per share.


Number of Shares to be
Outstanding after the
Offering......................   2,000,000 shares will be outstanding
                                 immediately after the offering. This number assumes that the underwriters do not exercise their over-allotment option and does not include the additional 310,000 shares that are reserved for issuance under Tower Financial's stock option plan. For a description of this plan, see "Executive Compensation -- 1998 Stock
                                 Option and Incentive Plan" on page 23.


Dividend Policy...............   We do not intend to pay any cash dividends in
                                 the foreseeable future.


Use of Proceeds...............   We will use the majority of the net proceeds of
                                 the offering to capitalize Tower Bank and repay loans incurred in organizing Tower Bank and preparing it to begin business. We will retain all remaining net proceeds. For further details, see "Use of Proceeds" on page 9.



Risk Factors..................   You should read the "Risk Factors" section
                                 beginning on page 6 before deciding to invest in the offering.



Proposed Trading Market


and Symbol....................   OTC Bulletin Board: TOFC.

                                  RISK FACTORS


     The common stock is a risky investment. It is not a deposit or an account and is not insured by the FDIC or any other government agency. You should not invest in the offering unless you can afford to lose your entire investment. This section describes some, but not all, of the risks of purchasing the common stock. The order in which these risks are listed does not necessarily indicate their relative importance.


NO OPERATING HISTORY


     We are a new business with no operating history. New businesses are inherently risky investments. Because Tower Bank has not yet opened, you do not have access to information which would be available regarding a financial institution that has been operating for several years, such as historical financial data.


SIGNIFICANT LOSSES EXPECTED

     In order for us to be profitable, we will need to attract a large number of customers to deposit and borrow money, among other things. This will take time. We expect to lose money for at least two years. Based on our projections, we expect these losses to accumulate to more than $1,750,000 before we are profitable. Although we believe we will be profitable, it is possible that we may never be profitable and that you will lose part or all of your investment in the common stock.

POSSIBLE DELAY IN COMMENCING OPERATIONS


     We will be unable to begin operations until we receive all required regulatory approvals. Our receipt of the regulatory approvals is subject to satisfying conditions customary in forming a bank, including the capitalization of Tower Bank. We expect to satisfy these conditions and obtain all required regulatory approvals during the first quarter of 1999, but a delay could occur. We are presently incurring operating expenses for salaries, rent and other items. Because we are not earning any operating revenue, we are currently operating at a loss and will continue to do so during any period of delay.



REGULATORY LIMITATIONS ON OUR OPERATIONS



     The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the FDIC, not shareholders. Regulatory requirements will affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth. Regulations affecting financial institutions are undergoing continuous change, and such changes could adversely affect us. Sometimes, these changes are applied retroactively. In addition, the burden imposed by these federal and state regulations may place banks in general, and Tower Bank specifically, at a competitive disadvantage compared to less regulated competitors. See "Supervision and Regulation" on page 27.



OPERATIONS AFFECTED BY FEDERAL POLICIES



     Various aspects of the banking industry and our operations will be affected by federal economic and monetary policies, which are outside our control. Changes in federal economic and monetary policies may adversely affect Tower Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads.


NO PLANS TO PAY DIVIDENDS


     We expect to pay no dividends on the common stock in the foreseeable future. At least initially, we will have no significant assets other than our ownership of Tower Bank, and our only source of funds for paying dividends will be dividends we receive from Tower Bank. Tower Bank may not generate sufficient earnings to enable it to pay dividends to us. Even if it does, our board of directors would not be required to pay dividends to our shareholders. Regulatory requirements will limit our ability and Tower Bank's ability to pay dividends. You should not buy shares in this offering if you need dividend income from this investment. See "Dividend Policy" on page 10.

COMPETITIVE ADVANTAGES AND DISADVANTAGES



     The banking business is extremely competitive. Because we are a start-up, most of our competitors will be larger and have greater resources than us. We will have to overcome historical relationships to attract customers away from our competition. We will compete with the following types of institutions:


- other banks
- savings banks
- thrifts
- credit unions
- consumer finance companies
- securities brokerage firms
- mortgage brokers
- insurance companies
- mutual funds
- trust companies

     Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation but have the advantages of established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines or other factors. While we intend to offer competitive rates on our products, we expect to compete primarily by offering our customers personal service and local decision-making. See "Business -- Competition" on page 15.


DEPENDENCE ON MR. SCHENKEL


     Donald F. Schenkel is our Chairman of the Board, President and Chief Executive Officer. Mr. Schenkel provides extremely valuable services to us, and he would be difficult to replace if he were to leave. We have an employment agreement with Mr. Schenkel and carry $1 million of key man life insurance on his life. See "Executive Compensation" on page 22.


POTENTIAL DEFAULTS BY OUR BORROWERS



     We will make various types of loans, including commercial, consumer, residential mortgage and construction loans. We anticipate that approximately 80% of Tower Bank's loans will be commercial loans, although the actual percentage may vary. We expect that approximately 20% of all commercial loans will be commercial real estate loans. Commercial lending is more risky than residential lending because loan balances are greater and the borrower's ability to repay is contingent on the success of the borrower's operation. The risk of loan defaults by borrowers is unavoidable in the banking industry. We will try to limit our exposure to this risk by carefully monitoring the amount of loans we make within specific industries and through prudent lending practices, but we will not be able to eliminate this risk. Substantial credit losses could result in our insolvency, which could cause you to lose your entire investment in the common stock.


RELATIVELY LOW LENDING LIMIT


     We expect that our initial lending limit will be approximately $2.25 million immediately following the offering, based upon the legal lending limit of 15% of capital and surplus. Because this limit is based upon a percentage of Tower Bank's capital and surplus, the limit will likely decrease until Tower Bank is profitable. Our lending limit will be significantly less than most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate loans in excess of our lending limit through the sale of participations in those loans to other banks, but we may not be able to do so.


DEPENDENCE ON LOCAL ECONOMY

     We will operate in Northeast Indiana, principally the City of Fort Wayne and Allen County. While the economy in this area generally has been good in recent years, an economic downturn in the area would probably have a significant negative impact on us.


PROFITABILITY AFFECTED BY INTEREST RATES GENERALLY


     Our profitability will depend in substantial part on our "net interest spread," which is the difference between the rates we receive on loans and investments and the rates we pay for deposits and other sources of funds. Our net interest spread will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Historically, net interest spreads for other financial institutions have widened and narrowed in response to these and other factors. Changes in interest rates will affect our operating performance and financial condition in diverse ways. We intend to try to minimize our exposure to interest rate risk, but we will be unable to eliminate it.

NEED TO IMPLEMENT DEVELOPMENTS IN TECHNOLOGY

     To become and remain competitive in today's banking environment, we will need to purchase and use new technology-based products and services on an ongoing basis. These products and services can reduce operating costs and improve customer service. Many of our competitors will have greater resources than us, which will give them an advantage in purchasing and using advances in technology. Our success will depend, in part, on our ability to implement new technologies.


POTENTIAL FLUCTUATIONS IN PRICE OF STOCK AFTER OFFERING



     Because we are a start-up company and have no historic operations on which to base the offering price, the post-offering market price of the stock is more susceptible to fluctuations than it otherwise might be.


LIMITED TRADING MARKET EXPECTED


     Presently, the common stock is not publicly traded. The underwriters have told us that, after the offering, they intend to make a market in the common stock and to initiate quotations on the OTC Bulletin Board. They are not obligated to do this. As market makers on the OTC Bulletin Board, they are not required to maintain a continuous two-sided market. While they are required to honor firm quotations for a limited number of shares, they are free to withdraw firm quotations at any time.



     An active and liquid trading market for the common stock may not develop even if the underwriters make a market in the stock. The trading volume of the common stock will be limited, due to the relatively small size of the offering, the fact that we are a start-up and have no intention to pay cash dividends in the foreseeable future and other factors.



ANTI-TAKEOVER PROVISIONS REDUCE LIKELIHOOD THAT YOU WILL RECEIVE TAKEOVER
PREMIUM



     Certain provisions of state and federal law and our Restated Articles of Incorporation and By-Laws will make it more difficult for anyone to acquire control of us without our board of directors' approval. See "Description of Capital Stock -- Certain Provisions of Restated Articles of Incorporation and By-Laws" and " -- Certain Provisions of Indiana Law" beginning on page 37 for a discussion of some of these provisions. In many cases, shareholders receive a premium for their shares in a change of control, and these provisions will make it somewhat less likely that a change in control will occur or that you will receive a premium for your shares if a change of control does occur.



RISKS RELATING TO YEAR 2000 READINESS



     The "Year 2000 problem" arose because many existing computer systems use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications and other technology-based systems could fail or create erroneous results. The effects of this problem will vary from system to system, and the extent of the potential impact of the Year 2000 problem is not yet known. The Year 2000 problem may adversely affect a bank's operations and its ability to prepare financial statements. We could experience interruptions in Tower Bank's business and significant losses if we, or a supplier or vendor with whom we contract, are unable to achieve Year 2000 readiness before January 1, 2000. See "Business -- Year 2000 Readiness" on page 16.

                                USE OF PROCEEDS


     The net proceeds to Tower Financial from the sale of the 2,000,000 shares of common stock being offered by Tower Financial are estimated to be $
($          if the underwriters' over-allotment option is exercised in full), after deduction of the underwriting discounts, but before deducting estimated offering expenses of $226,500.



     The anticipated sources and uses of the proceeds from the offering are as follows:



                                                             AMOUNT       PERCENTAGE
                                                             ------       ----------
Sources:
  Sale of 2,000,000 shares of common stock.............    $20,000,000       100%
                                                           ===========       ===
Uses:
  Capital contribution to Tower Bank...................    $15,000,000        75%
  Underwriting discounts...............................    $                    %
  Repayment of director loans..........................    $   760,000         4%
  Working capital(1)...................................    $                    %
                                                           -----------       ---
       Total uses......................................    $20,000,000       100%
                                                           ===========       ===


-------------------------

(1) A portion of the working capital will be used to pay certain expenses of the offering, and the balance will be used for general corporate purposes and to pay operating expenses, as well as for possible future capital contributions to Tower Bank.



     Tower Financial expects to contribute $15,000,000 of the net proceeds of the offering to Tower Bank by purchasing all of its common stock. The purchase of Tower Bank's common stock is intended to provide it with the capital required by regulators to commence operations.



     The anticipated uses of the net proceeds to be received by Tower Bank are as follows:



Investments in loans and securities
  and payment of operating expenses.........................    $14,535,000
Leasehold improvements and related
  architectural and engineering services....................    $   100,000
Purchase of furniture, equipment
  and other assets necessary for operations.................    $   365,000
                                                                -----------
          Total uses........................................    $15,000,000
                                                                ===========



     Tower Financial expects to incur approximately $103,000 for expenses relating to the formation of Tower Bank, which expenses will be paid primarily out of working capital. A portion of these organizational expenses and other preopening and certain offering expenses were financed on an interim basis from loans of $760,000 made to Tower Financial by members of its board of directors. It is anticipated that these loans, which are non-interest bearing and are due on or before March 31, 1999, will be repaid by Tower Financial promptly following the completion of the offering. Preopening income (consisting solely of interest earned on temporary investments) will offset some of these expenses.



     The estimated $          of net proceeds to be retained by Tower Financial
(plus any net proceeds received as a result of the exercise of the underwriters' over-allotment option) will initially be invested by Tower Financial in investment grade securities and held by Tower Financial as working capital for general corporate purposes and to pay operating expenses, as well as for possible future capital contributions to Tower Bank. These funds will also be available to finance possible acquisitions of other branches or expansion into other lines of business closely related to banking, although Tower Financial presently has no plans to do so.

                                DIVIDEND POLICY


     Tower Financial initially expects that its earnings and those of Tower Bank, if any, will be retained to finance the growth of Tower Financial and Tower Bank and that no cash dividends will be paid for the foreseeable future. If and when Tower Bank becomes profitable, recovers its accumulated deficit and adequately reserves for losses, Tower Financial may consider payment of dividends. However, the declaration of dividends is at the discretion of the board of directors, and there is no assurance that dividends will be declared at any time. If and when dividends are declared, Tower Financial will be largely dependent upon dividends received from Tower Bank for funds to pay dividends on the common stock. It is also possible, however, that Tower Financial might, at some time in the future, pay dividends generated from income or investments and from other activities of Tower Financial.



     As a banking corporation organized under Indiana law, Tower Bank will be restricted as to the maximum amount of dividends it may pay to Tower Financial. Indiana law prohibits Tower Bank from declaring or paying dividends that would impair Tower Bank's capital or that would be greater than its undivided profits. In addition, the prior approval of the Department of Financial Institutions of the State of Indiana (the "Department") is required for the payment of any dividend if the aggregate amount of all dividends paid by Tower Bank during such calendar year, including the proposed dividend, would exceed the sum of the retained net income of Tower Bank for the year to date and previous two years. The Department, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Federal Deposit Insurance Corporation (the "FDIC") are also authorized to prohibit the payment of dividends by Tower Bank under certain circumstances. See "Supervision and Regulation -- Tower
Bank -- Dividends." Such requirements and policies may limit Tower Financial's ability to obtain dividends from Tower Bank for its cash needs, including funds for acquisitions, payment of dividends by Tower Financial and the payment of operating expenses.



     Tower Financial is organized under the Indiana Business Corporation Law, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation of the corporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of preferred shareholders. In addition, the Federal Reserve Board may impose restrictions on dividends paid by Tower Financial. See "Supervision and Regulation -- Tower Financial -- Dividends."


                                 CAPITALIZATION


     The following table shows the capitalization of Tower Financial as projected immediately after the sale of the 2,000,000 shares of common stock offered in this prospectus and the application of the estimated net proceeds. See "Use of Proceeds."



Debt........................................................    $        0
Shareholders' equity:
  Preferred stock, no par value, 4,000,000 shares
     authorized, none issued................................             0
  Common stock, no par value, 6,000,000 shares authorized,
     2,000,000 shares issued and outstanding................     2,000,000
  Additional paid-in capital................................              (1)
  Retained earnings.........................................             ()
                                                                ----------
Total shareholders' equity..................................    $
                                                                ==========
Book value per share........................................    $


-------------------------

(1) Net of underwriting discounts and offering expenses expected to be paid by
    Tower Financial of $          .

                                    BUSINESS


REASONS FOR STARTING TOWER BANK & TRUST COMPANY



     The banking industry in Indiana, including Tower Bank's proposed primary service area in Allen County, has been greatly affected by substantial consolidation caused primarily by the expansion of interstate banking. Many of Fort Wayne's locally owned or managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches of other financial institutions. In many cases, these acquisitions and consolidations have been accompanied by fee changes, branch closings, the dissolution of local boards of directors, management and personnel changes and, in the perception of Tower Financial 's management, a decline in the level of personalized customer service.



     Management believes that the consolidation of the banking industry has created an opportunity in Allen County for a new commercial bank to offer services to customers who wish to conduct business with a bank that has significant local ownership and is managed by senior personnel who are well-known in the market and live in the local community. Although management realizes that there is still substantial competition in Tower Financial's proposed market area, Tower Financial seeks to take advantage of this opportunity by emphasizing it's local management and strong ties and active commitment to the community. Management believes that a community bank can help foster the economic development of its community and create and retain wealth within that community. Management believes that community residents will recognize the benefits of a community bank and that Tower Bank will be successful in attracting as customers individuals and small- to medium-sized businesses by demonstrating an active interest in their businesses and personal financial affairs.



STATUS OF ORGANIZATION



     Tower Financial was incorporated as an Indiana corporation on July 8, 1998. Tower Financial was formed to acquire all of Tower Bank's issued and outstanding stock and to engage in the business of a bank holding company under the federal Bank Holding Company Act of 1956, as amended. Tower Financial is organizing Tower Bank as an Indiana chartered bank with depository accounts to be insured by the FDIC and as a member of the Federal Reserve System. On December 15, 1998, the Department issued an order approving the application to establish Tower Bank. Tower Bank's application for FDIC deposit insurance has not yet been approved by the FDIC. Additionally, Tower Financial's application to become a bank holding company for Tower Bank and Tower Bank's application to become a member of the Federal Reserve System have not yet been approved by the Federal Reserve Board. Tower Financial expects to receive these approvals in January 1999. In each case, the approvals were or are expected to be issued subject to the satisfaction of certain conditions that Tower Financial believes are customary in transactions of this type, including conditions relating to capitalization of Tower Bank and continuing capital adequacy. Tower Financial and Tower Bank expect to satisfy such conditions and commence business in the first quarter of 1999. See "Risk Factors -- Possible Delay in Commencing Operations" and "Risk Factors -- Regulatory Limitations on Our Operations."



MARKET AREA



     Tower Bank's primary service area will be Allen County, Indiana, including Fort Wayne and its suburbs. According to available statistical data, Fort Wayne is within a 250-mile radius of 17% of the total United States population. Allen County covers 659 square miles and ranks second in population out of Indiana's 93 counties. As of July 1998, Allen County had approximately 10,300 businesses and an unemployment rate of approximately 3.0%. Allen County experienced significant growth in household income from 1990 to 1998.



     Allen County is a significant banking market in Indiana. Total deposits in Allen County, including banks, thrifts and credit unions, were approximately $4.7 billion as of June 30, 1997, the latest date for which data are available. Based on such data, from 1996 to 1997, total deposits in Allen County grew approximately 7.3%, compared to approximately 2.5% for the State of Indiana.

PROPOSED LENDING PRACTICES


     Tower Bank expects to make loans to individuals and businesses located within its proposed market area. Tower Bank anticipates that its loan portfolio will consist of commercial loans (80%), residential mortgage loans (10%) and personal loans (10%), although these percentages are approximations and the actual percentages may vary. Tower Bank anticipates that its legal lending limit under applicable regulations will be approximately $2.25 million immediately following the offering, based on the legal lending limit of 15% of capital and surplus.



     COMMERCIAL LOANS. Commercial loans will be made primarily to small- and medium-sized businesses. These loans will be both secured and unsecured and are expected to be made available for general operating purposes, acquisition of fixed assets including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, as well as any other purposes considered appropriate. Tower Bank will generally look to a borrower's business operations as the principal source of repayment, but will also receive, when appropriate, mortgages on real estate, security interests in inventory, accounts receivable and other personal property and/or personal guarantees. Approximately 20% of Tower Bank's commercial loans are expected to be commercial real estate loans secured by a first lien on the commercial real estate. In addition, Tower Financial expects that the majority of Tower Bank's commercial loans that are not mortgage loans will be secured by a lien on equipment, inventory and/or other assets of the commercial borrower.



     Commercial lending involves more risk than residential lending because loan balances are greater and repayment is dependent upon the borrower's operations. Tower Bank will attempt to minimize the risks associated with these transactions by generally limiting its exposure to owner-operated properties of customers with an established profitable history. In many cases, risk will be further reduced by (1) limiting the amount of credit to any one borrower to an amount less than Tower Bank's legal lending limit and (2) avoiding certain types of commercial real estate financings.



     RESIDENTIAL MORTGAGE LOANS. Tower Bank expects to originate residential mortgage loans, which are generally long-term, with either fixed or variable interest rates. Tower Bank's anticipated general policy will be to retain all or a portion of variable interest rate mortgage loans in Tower Bank's loan portfolio and to sell all fixed rate loans in the secondary market. This policy is subject to review by management and may be revised as a result of changing market and economic conditions and other factors. Tower Bank also expects to offer home equity loans. Tower Bank does not expect to retain servicing rights with respect to the majority of the residential mortgage loans that it originates. Tower Financial anticipates that all of Tower Bank's residential real estate loans will be secured by a first lien on the real estate and that the majority of Tower Bank's personal loans will be home equity loans secured by a second lien on real estate.



     PERSONAL LOANS AND LINES OF CREDIT. Tower Bank will make personal loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, and the making of home improvements and personal investments. Tower Bank expects to retain substantially all of such loans. Depending, in part, on the level of demand among Tower Bank's customers and other considerations, Tower Bank may consider offering credit card services.



     Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and, except for home equity lines of credit, usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Consumer lending collections are dependent on a borrower's continuing financial stability and are thus likely to be adversely affected by job loss, illness or personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. Tower Bank intends to underwrite its loans carefully, with a strong emphasis on the amount of the down payment, credit quality, employment stability and monthly income. These loans are expected generally to be repaid on a monthly repayment schedule with the payment amount tied to the borrower's periodic income. Tower Bank believes that the generally higher yields earned on consumer loans will help compensate for the increased credit risk associated with such loans and that consumer loans will be important to its efforts to serve the credit needs of its customer base.

     LOAN POLICIES. Although Tower Bank intends to take a progressive and competitive approach to lending, it will stress high quality in its loans. Because of Tower Bank's local nature, management believes that quality control should be achievable while still providing prompt and personal service. Tower Bank will be subject to written loan policies that contain general lending guidelines and will be subject to periodic review and revision by Tower Bank's Loan and Investment Committee and its board of directors. These policies concern loan administration, documentation, approval and reporting requirements for various types of loans.



     Tower Bank will seek to make sound loans while recognizing that lending money involves a degree of business risk. Tower Bank's loan policies are designed to assist Tower Bank in managing the business risk involved in making loans. These policies provide a general framework for Tower Bank's loan operations while recognizing that not all loan activities and procedures can be anticipated. Tower Bank's loan policies instruct lending personnel to use care and prudent decision-making and to seek the guidance of the Chief Lending Officer or the President and Chief Executive Officer of Tower Bank where appropriate.



     Tower Bank's loan policies include procedures for oversight and monitoring of Tower Bank's lending practices and loan portfolio. Tower Bank will have a Loan and Investment Committee comprised initially of Mr. Schenkel, Mr. Brown and other appropriate lending personnel. Initially, certain senior officers will have signatory authority for loans up to $1 million, and Mr. Schenkel and Mr. Brown will have joint authority to approve loans from $1 million to $1.5 million. These limits will be subject to review and revision by Tower Bank's board of directors and its Loan and Investment Committee from time to time. The Loan and Investment Committee will be responsible for approving all loans that exceed the established limits for the senior officers.



     Tower Bank's loan policies provide guidelines for loan-to-value ratios that limit the size of certain types of loans to a maximum percentage of the value of the collateral securing the loans, which percentage varies by the type of collateral, including the following maximum loan-to-value ratios:



- raw land (65%)


- improved residential real estate lots (75%)


- owner-occupied commercial real estate (80%)


- non-owner-occupied commercial real estate (75%)


- first mortgages on residences (80%)


- junior mortgages on residences (90%)



     Tower Bank expects to use credit risk insurance, principally for residential real estate mortgages where the loan-to-value ratio exceeds 80%. Regulatory and supervisory loan-to-value limits are established by the Federal Deposit Insurance Corporation Improvement Act of 1991. Tower Bank's internal loan-to-value limitations will follow those limits and, in certain cases, will be more restrictive than those required by the regulators.



     Tower Bank's loan policies also include other underwriting standards for loans secured by liens on real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based upon the type of collateral securing the loan and the borrower's income. For owner-occupied residential real estate mortgages, the monthly payments on the loan are not to exceed 28% of the borrower's monthly income. For owner-occupied commercial real estate mortgages, the annual payments, combined with the borrower's other required debt payments, are not to exceed 80% of the borrower's net annual projected cash flow. In addition, the loan policies require that Tower Bank obtain a written appraisal by a state certified appraiser for loans secured by real estate in excess of $250,000, subject to certain limited exceptions. The appraiser must be selected by Tower Bank and must be independent and licensed. For loans secured by real estate that are less than $250,000, Tower Bank may elect to conduct an in-house real estate evaluation. Tower Bank's loan policies also include maximum amortization schedules and loan terms for each category of loans secured by liens on real estate. Loans secured by commercial real estate will be subject to a maximum term of 10 years and a maximum amortization schedule of 20 years. Loans secured by residential real estate with variable interest rates will have a maximum term and amortization schedule of 30 years. Tower Bank intends to sell to the secondary market all loans secured by residential real estate with fixed interest rates, thereby reducing the interest rate risk and credit risk to Tower Bank. Loans secured by vacant land will be subject to a maximum term of 3 years and a maximum amortization schedule of 10 years.



     Tower Bank's loan policies also establish a limit on the aggregate amount of loans to any one borrower. These loan policies provide that no loan shall be granted where the aggregate liability of the borrower to Tower

Bank will exceed $1.5 million. This internal lending limit is subject to review and revision by the board of directors from time to time.



     In addition, Tower Bank's loan policies provide guidelines for



- personal guarantees


- environmental policy review


- loans to employees, executive officers and directors


- problem loan identification


- maintenance of a loan loss reserve


- other matters relating to Tower Bank's lending practices


DEPOSITS AND OTHER SERVICES


     DEPOSITS. Tower Bank intends to offer a broad range of deposit products, including checking, business checking, savings and money market accounts, certificates of deposit and direct-deposit services. Transaction accounts and certificates of deposit will be tailored to the primary market area at rates competitive with those offered in Allen county. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. Tower Bank intends to solicit these accounts from individuals, businesses, associations, financial institutions and government entities.



     OTHER SERVICES. Tower Bank intends to contract with a third-party vendor to provide personal computer based at-home banking and telephonic banking within its first quarter of operations. Tower Bank also may consider providing trust services in the future. Management believes that Tower Bank's personalized service approach will benefit from customer visits to Tower Bank. Tower Bank will offer a courier service for customer convenience. In addition, Tower Bank may establish relationships with correspondent banks and other independent financial institutions to provide other services requested by its customers, including loan participations where the requested loan amounts exceed Tower Bank's policies or legal lending limits.


INVESTMENTS


     The principal investment of Tower Financial will be its purchase of all of the common stock of Tower Bank. Funds retained by Tower Financial from time to time may be invested in various debt instruments, including but not limited to obligations of or guaranteed by the United States, general obligations of a state or political subdivision thereof, bankers' acceptances of deposit of United States commercial banks, or commercial paper of United States issuers rated in the highest category by a nationally recognized statistical rating organization. Although Tower Financial is permitted to make limited portfolio investments in equity securities and to make equity investments in subsidiary corporations engaged in certain non-banking activities (which may include real estate-related activities such as mortgage banking, community development, real estate appraisals, arranging equity financing for commercial real estate, and owning or operating real estate used substantially by Tower Bank or acquired for future use), Tower Financial has no present plans to make any such equity investment. See "Supervision and Regulation -- Tower Financial -- Investments and Activities." Tower Financial's Board of Directors may alter Tower Financial's investment policy without shareholder approval.



     Tower Bank may invest its funds in a wide variety of debt instruments and may participate in the federal funds market with other depository institutions. Subject to certain exceptions, Tower Bank is prohibited from investing in equity securities. Real estate acquired by Tower Bank in satisfaction of or foreclosure upon loans may be held by Tower Bank for no longer than 10 years after the date of acquisition without the written consent of the Department. Tower Bank is also permitted to invest an aggregate amount not in excess of 50% of the "sound capital" of Tower Bank in such real estate and buildings as is necessary for the convenient transaction of its business. Tower Bank's Board of Directors may alter Tower Bank's investment policy without shareholder approval.


FUNDING SOURCES


     Tower Bank plans to fund its operations initially from the proceeds of this offering and, on an ongoing basis, primarily with local deposits. However, Tower Bank may also use alternative funding sources as needed, including advances from a Federal Home Loan Bank, when eligible, and other forms of wholesale financing. These alternative funding sources may be more costly than local deposits.

COMPETITION


     There are many thrift institutions, credit unions and bank offices located within Tower Bank's proposed primary service area. Most are branches of larger financial institutions which, in management's view, are managed with a philosophy of strong centralization. Tower Bank will face competition from thrift institutions, credit unions and other banks as well as finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds, trust companies and other providers of financial services. Most of Tower Bank's competitors have been in business a number of years, have established customer bases, are larger and have higher lending limits than Tower Bank. Tower Bank will compete for loans principally through its ability to communicate effectively with its customers and understand and meet their needs. Management believes that its personal service philosophy will enhance its ability to compete favorably in attracting individuals and small- and medium-sized businesses. Tower Bank will actively solicit retail customers and will compete for deposits by offering customers personal attention, professional service, off-site ATM capability and competitive interest rates.


EMPLOYEES


     Tower Bank is assembling a staff of experienced professionals and expects to have approximately 18 full-time employees when it opens for business. In addition to Messrs. Schenkel, Himmelhaver and Brown, these employees are expected to include two experienced commercial lending officers, one or more mortgage loan originators, a private banking officer, a retail banking officer/marketing officer and additional customer service and support personnel.


OFFICE FACILITIES


     Tower Bank is leasing the ground floor of the Lincoln Tower, a landmark building located at 116 East Berry Street in downtown Fort Wayne, Indiana, for use as Tower Bank's main office and Tower Financial's headquarters. The leased space, which formerly was occupied by a large regional bank, consists of approximately 13,900 usable square feet and includes drive-through banking windows. Surface and garage parking will be available at no cost to Tower Bank's customers. Tower Bank believes that this space will be adequate for its present needs. The building has been leased on an arm's-length basis from one of Tower Financial's and Tower Bank's directors. See "Related Party Transactions -- Lease of Headquarters Building."



     The lease for Tower Bank's office has an initial term of ten years commencing on January 1, 1999, and Tower Bank has one renewal option for an additional ten years. The lease payments are $9.75 per square foot annually for the first two years. Rent will increase at the rate of $1.25 per square foot at the commencement of the third, fifth and seventh years of the initial term. The landlord will be responsible for the payment of taxes, insurance and utilities.


PLAN OF OPERATION


     Tower Financial does not expect to need to raise additional funds during the twelve months following the completion of the offering. Management has concluded, based on current pre-opening growth projections, that Tower Bank is likely to have adequate funds to meet its cash requirements for at least twelve months assuming it receives the capital contribution from Tower Financial described under "Use of Proceeds." Management expects to expend approximately $100,000 for leasehold improvements and related architectural and engineering services, and approximately $365,000 for furniture, fixtures, equipment and other necessary assets, prior to commencing operations. During the first twelve months of operation, Tower Financial does not anticipate requiring substantial additional equipment. At this time, management expects to hire approximately ten employees, in addition to the original 18, during the first twelve months of operations.

YEAR 2000 READINESS



     The approach of the year 2000 presents potential problems to businesses that utilize computers. See "Risk Factors -- Risks Relating to Year 2000 Readiness." Tower Bank is in the process of being organized and expects that most of its computer equipment will be acquired during the first half of 1999. Tower Financial has contracted for information and account processing services and reports with a reputable and experienced company that provides such services for many financial institutions. This contract includes, and Tower Bank will require all material contracts for equipment and services to include, assurances that the provider's products and services will be Year 2000 ready or compliant. "Year 2000 ready" means that the system has been reviewed and modified, if necessary, so that it will be able to accurately process dates ending in the Year 2000 and after. Tower Financial has appointed one of its senior officers to oversee the Year 2000 process and to inform the board of directors on a regular basis of the progress being made. Tower Financial intends to assess its Year 2000 readiness in the areas of processing services and reports, electronic banking services, correspondent services and communication systems. Other systems which could affect operations include security systems, heating, ventilation, and air conditioning. Tower Financial intends to complete this assessment by September 30, 1999.



     Tower Bank expects to require general assurances from commercial borrowers as to their Year 2000 readiness as part of the loan application and review process. Additionally, Tower Bank plans to use the following steps to minimize Year 2000 risks: (1) internal communications to keep employees knowledgable and updated on Year 2000 readiness; (2) written communications to all loan applicants to notify them of Tower Bank's Year 2000 readiness efforts; (3) questionnaires to be completed by all material loan clients to make them aware of possible Year 2000 issues applicable to them; and (4) continued dialogue with loan clients during 1999 to review Year 2000 readiness.



     Because it is starting with new equipment, Tower Financial does not expect to incur large operating expenses to modify its systems to be Year 2000 ready. Costs to Tower Financial related to Year 2000 readiness are estimated to be less than $25,000. These costs may include testing of equipment and software programs, equipment upgrades and customer education. It is difficult to predict such costs and additional funds may be needed. The failure of Tower Financial, its vendors or its customers to successfully address Year 2000 issues could interfere with Tower Financial's ability to operate its business and could have an adverse effect on its financial condition and results of operation. Tower Financial intends to develop a contingency plan to address Year 2000 problems that may occur after December 31, 1999, and expects to develop the plan prior to September 30, 1999.


WHERE YOU CAN FIND MORE INFORMATION


     As a result of this offering, Tower Financial will be subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that Tower Financial files, including the Registration Statement with respect to the common stock offered in this prospectus and all exhibits, financial statements and schedules to the Registration Statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, these materials may be inspected at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048, and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. The SEC also maintains an Internet site that contains reports, proxy and information statements and other public filings. The address of that site is http://www.sec.gov.

                                   MANAGEMENT

DIRECTORS AND OFFICERS


     The directors and executive officers of Tower Financial as of the date of this prospectus, and their contemplated positions with Tower Bank upon completion of the offering, are as follows:



                                                     POSITION(S) WITH                POSITION(S)
                NAME                     AGE         TOWER FINANCIAL               WITH TOWER BANK
                ----                     ---         ----------------              ---------------
Curtis A. Brown......................    43       Chief Lending Officer        Chief Operating Officer
                                                                              and Chief Lending Officer
Keith E. Busse.......................    55              Director                      Director
Peter T. Eshelman....................    45              Director                      Director
Michael S. Gouloff...................    51              Director                      Director
Craig S. Hartman.....................    44              Director                      Director
Jerome F. Henry, Jr..................    48              Director                      Director
Kevin J. Himmelhaver.................    42      Chief Financial Officer       Chief Financial Officer
                                                      and Secretary                 and Secretary
Michael Mirro, M.D...................    49              Director                      Director
Debra A. Niezer......................    43              Director                      Director
William G. Niezer....................    48              Director                      Director
Maurice D. O'Daniel..................    66              Director                      Director
Leonard Rifkin.......................    67              Director                      Director
Joseph D. Ruffolo....................    57              Director                      Director
Donald F. Schenkel...................    57       Chairman of the Board,        Chairman of the Board,
                                                President, Chief Executive    President, Chief Executive
                                                   Officer and Director          Officer and Director
Larry L. Smith.......................    50              Director                      Director
John V. Tippmann, Sr.................    57              Director                      Director
J. Richard Tomkinson.................    51              Director                      Director
Irene A. Walters.....................    56              Director                      Director



     Curtis A. Brown is the Chief Lending Officer of Tower Financial and the Chief Operating Officer and Chief Lending Officer of Tower Bank, positions he has held since October 1998. He is a native of Fort Wayne and has over 21 years of experience in the banking industry. Mr. Brown began his career as a retail bank manager from 1977 to 1982 with INB National Bank. From 1982 until 1993, Mr. Brown assumed increasing responsibilities in corporate banking as an Assistant Vice President, Vice President, First Vice President and Senior Loan Officer with INB National Bank. INB National Bank was acquired by NBD Bank, N.A. in 1993. From 1993 until 1998, Mr. Brown managed corporate banking groups for NBD Bank Indiana in Fort Wayne, most recently holding the positions of First Vice President and Group Head. Mr. Brown is involved in United Way of Allen County, a board member of Anthony Wayne Services, Inc., and a member of the Workforce Development Council of the Greater Fort Wayne Chamber of Commerce.



     Keith E. Busse is a director of Tower Financial and Tower Bank. Since September 1993, Mr. Busse has served as Chief Executive Officer of Steel Dynamics, Inc., a primary steel-making company headquartered in Butler, Indiana, and formed by Mr. Busse and others in 1993. Steel Dynamics, Inc., is a publicly-held company and a significant supplier of flat-rolled steel in the upper Midwest that had net sales of $420 million for 1997 and employed 455 persons as of March 2, 1998. In 1997, Mr. Busse and Steel Dynamics were listed in Business Week as being among the country's top 10 "entrepreneurs" and entrepreneurial corporations, and Mr. Busse was named the regional winner of the Indiana Ernst & Young Emerging Entrepreneur of the Year award. Mr. Busse is also a director of Steel Dynamics, Inc., and Qualitech Steel Corporation. Mr. Busse is involved in area civic and charitable organizations, including Junior Achievement, the Leukemia Society of America and local Little League and Senior League Baseball. He is also a board member of Bridgewater Development Company, Fort Wayne Fury and Fort Wayne Kustom.

     Peter T. Eshelman is a director of Tower Financial and Tower Bank. Mr. Eshelman is President and Chief Executive Officer of American Specialty Companies, Inc., a sports and entertainment risk management company based in Roanoke, Indiana, of which he is the majority shareholder. He has held these positions since 1989. Mr. Eshelman is also a founding trustee of American Specialty Foundation, a charitable foundation for educational development of youth through sports, the Chairman of the Roanoke, Indiana, Chamber of Commerce Beautification Committee, and serves as an appointee of Governor O'Bannon on the State of Indiana Regulated Amusement and Safety Device Board.



     Michael S. Gouloff is a director of Tower Financial and Tower Bank. Mr. Gouloff has served as President of Schenkel Schultz Architects, a national architectural firm known for the design of educational and correctional facilities, since 1985 and has been employed by the firm since 1973. He is currently a registered architect in 18 states. A Fort Wayne native, Mr. Gouloff is an active member of the community, currently serving on the boards of Canterbury School, Fort Wayne Country Club, Fort Wayne Airport Authority and Parkview Hospital. Mr. Gouloff is a current Commissioner for the Hoosier Lottery and a past Commissioner for the Indiana State Office Building Commission.



     Craig S. Hartman is a director of Tower Financial and Tower Bank. Mr. Hartman is Chairman and Chief Executive Officer of Preferred, Inc., a commercial and industrial painting, roofing and flooring company. Mr. Hartman founded Preferred, Inc., in 1973 at the age of 18 and has served as its Chief Executive Officer since that time. He also serves as Chief Executive Officer of Preferred Environmental Services, Inc., an asbestos and lead abatement company founded in January 1991. Mr. Hartman currently is a member of the Fort Wayne Junior Achievement board of directors, the boards of the Indiana Chamber of Commerce and the Greater Fort Wayne Chamber of Commerce Foundation and a member of the Indiana Chapter of the Young President's Organization. Mr. Hartman is a native of Fort Wayne and has been involved in numerous other community organizations. He has been recognized in the Fort Wayne community and the state as an entrepreneur and small business person and was a delegate to The White House Conference on Small Business in 1995.



     Jerome F. Henry, Jr., is a director of Tower Financial and Tower Bank. Mr. Henry was the founder and is the President of Midwest Pipe & Steel, Inc., a company specializing in steel service, industrial scrap and steel brokerage. Mr. Henry has held this position since 1975. Mr. Henry is also President of Paragon Tube Corporation, a manufacturer of steel tubing, and Paragon Steel Trading, Inc., a distributor of steel coils, each of which is headquartered in Fort Wayne. He has held these respective positions since 1990 and 1995. A native of Bloomington, Indiana, Mr. Henry has lived in Fort Wayne for 40 years. He is involved with Big Brothers, St. Joseph Community Health Foundation and St. Anne Home and is a member of the Urban Enterprise Zone Board.



     Kevin J. Himmelhaver is the Chief Financial Officer and Secretary of Tower Financial and Tower Bank, positions he has held since October 1998 and November 1998, respectively. Mr. Himmelhaver has nearly 20 years of banking experience in the Fort Wayne area. From 1979 to 1993, Mr. Himmelhaver worked for Lincoln Financial Corporation and its principal subsidiary, Lincoln National Bank & Trust Company, in various financial positions, most recently as First Vice President and Controller with responsibility for accounting, tax, financial controls and office services. Lincoln Financial Corporation was acquired by Norwest Corporation in 1993. From 1993 to 1998, Mr. Himmelhaver worked for Norwest Bank Indiana, N.A., and Norwest Bank Ohio, N.A., a banking region of Norwest Corporation with $2 million in assets at September 30, 1998, as Senior Vice President and Chief Financial Officer. His responsibilities included managing regional finance, properties and various operations groups, as well as strategic planning, acquisitions and asset and liability management. Mr. Himmelhaver also served as a director of Norwest Bank Indiana, N.A., and Norwest Bank Ohio, N.A. A native of Fort Wayne, Indiana, Mr. Himmelhaver is a board member of the Summit Club, a director and the Treasurer of Fort Wayne Aquatics, Inc., and a 1998 graduate of Leadership Fort Wayne.



     Michael Mirro, M.D., is a director of Tower Financial and Tower Bank. Dr. Mirro has been a partner of Fort Wayne Cardiology since 1982 and has previously served on the group's governing board. Fort Wayne Cardiology recently merged with a multi-specialty internal medicine group to form Indiana Medical

Associates, LLC. Dr. Mirro served as founding board chairman during the merger. Indiana Medical Associates, LLC is a group of 46 physicians providing health services to the entire Northeast Indiana Region. Dr. Mirro is a Fellow of the American College of Physicians, American College of Cardiology and American College of Chest Physicians. Recently, he served as President of the Fort Wayne/Allen County Medical Society. Dr. Mirro is a past member of the Indiana Medical Licensing Board. Dr. Mirro's civic interests include serving as the Chairman of the Greater Fort Wayne Chamber of Commerce and as the past Chairman of the Economic Development Council for that organization. His community interests also have included serving on the Board of Trustees of the YMCA of Greater Fort Wayne.


     Debra A. Niezer is a director of Tower Financial and Tower Bank. Ms. Niezer is the Vice President and Assistant Treasurer of AALCO Distributing Company, a beer distributor in Fort Wayne. She has held these positions since April 1995. From January 1989 to March 1995, Ms. Niezer served as Vice President and Employee Benefits Officer for NBD Bank Indiana in Fort Wayne. Prior to that time she served as Vice President and Trust Officer for First of America Bank-LaPorte, N.A., from December 1983 to October 1988. A native of Fort Wayne, Ms. Niezer is the past President of the Gamma Lambda Chapter of Kappa Kappa Kappa and is the Co-Chair of Bishop Dwenger High School Saints Alive! for 1999.



     William G. Niezer is a director of Tower Financial and Tower Bank. Mr. Niezer is the President and Chief Executive Officer of Acordia of Indiana, Inc., an insurance broker, positions he has held since September 1997. Mr. Niezer previously served as President and Chief Executive Officer of Acordia of Northeast Indiana, Inc., an insurance broker and third-party administrator, from February 1995 to September 1997 and the Director of Property & Casualty Operations of Acordia of Northeast Indiana, Inc., from October 1994 to February 1995. Prior to that time, Mr. Niezer was the President of O'Rourke, Andrews & Maroney, Inc., a regional insurance broker, from May 1988 to October 1994. Mr. Niezer is the President of the Board of Trustees of the University of St. Francis, a member of the Allen County Plan Commission, and a board member of St. Joseph Community Health Foundation. Mr. Niezer is a native of Fort Wayne and has previously served on the boards of the Fort Wayne Ballet and St. Anne Home.



     Maurice D. O'Daniel is a director of Tower Financial and Tower Bank. Mr. O'Daniel is the Chairman and Chief Executive Officer of O'Daniel Automotive, Inc., an automobile dealership with four locations in the Fort Wayne area. Mr. O'Daniel has served in these positions since July 1979. From 1975 to 1977, Mr. O'Daniel served on the board and loan committee of First Federal Savings & Loan Corporation in Evansville, Indiana, and in 1995 and 1996, he was Chairman of the Board of Northern Indiana Trust Corporation in Fort Wayne. He currently serves as a director of St. Joseph Community Health Foundation and is Chairman of the Junior Achievement Foundation and a member of the Greater Fort Wayne Chamber of Commerce Economic Development Council.



     Leonard Rifkin is a director of Tower Financial and Tower Bank. Mr. Rifkin served as the Chief Executive Officer and President of OmniSource, Inc., from 1970 until 1996, when he was appointed Chairman and Chief Executive Officer, positions he currently holds. OmniSource is a scrap metal processing, trading and brokerage company that specializes in scrap management programs throughout the United States and Canada. OmniSource was originally incorporated in 1943 in Fort Wayne, Indiana, as Superior Iron & Metal and today employs 1,250 persons and operates from 25 locations throughout the Midwest. Mr. Rifkin is also a director of Steel Dynamics, Inc., and Qualitech Steel Corporation. His civic involvement includes the Greater Fort Wayne Chamber of Commerce and the Fort Wayne Philharmonic.



     Joseph D. Ruffolo is a director of Tower Financial and Tower Bank. Since 1993, Mr. Ruffolo has been a member of Ruffolo Richard, LLC, a business investment firm located in Fort Wayne. Ruffolo Richard, LLC, specializes in management buy-outs, capital sourcing and acquisitions. From 1988 to 1993, Mr. Ruffolo served as Chief Executive Officer and President of North American Van Lines, a moving company. Mr. Ruffolo has resided in Fort Wayne since 1974, is a director of Parkview Health System, Inc., and is active with the Fort Wayne Museum of Art and the Greater Fort Wayne Chamber of Commerce.



     Donald F. Schenkel is the President and Chief Executive Officer and a director of Tower Financial and of Tower Bank, positions he has held since July 1998, and was elected the Chairman of the Board of Tower Financial and Tower Bank in October 1998. Mr. Schenkel is a native of Fort Wayne and has nearly 30 years of experience in the banking industry. Most recently, Mr. Schenkel served as First Vice President of NBD Bank Indiana, a banking corporation which had assets of approximately $9.5 billion at June 30, 1998. NBD Bank Indiana was a subsidiary of First Chicago NBD Corporation, a multi-bank holding company which had assets at September 30, 1998, of approximately $117 billion. From 1993 to 1998, he served in the capacities of Division Head of Retail Banking and Private Banking & Investments, for NBD Bank Indiana. From 1990 to 1993, Mr. Schenkel served as Senior Vice President of INB National Bank, a regional bank with assets of approximately $5 billion at December 31, 1992, that was acquired by NBD Bank, N.A., in 1993. His positions with INB National Bank included senior level responsibility for commercial lending, retail lending and branch administration. From 1985 to 1990, Mr. Schenkel was an executive with Northhill Corporation, a company involved primarily in real estate development. From 1966 to 1985, Mr. Schenkel was employed by Lincoln National Bank & Trust Company in Fort Wayne, whose parent holding company, Lincoln Financial Corporation, was acquired by Norwest Corporation in 1993. During this time, Mr. Schenkel held various positions, including Senior Vice President and Secretary to the Board of Directors. Mr. Schenkel serves as Chairman of the St. Joseph Community Health Foundation and is a member of the Board of Trustees of the University of St. Francis. He is also a board member of the Fort Wayne Zoological Society, Junior Achievement and Leadership Fort Wayne.



     Larry L. Smith is a director of Tower Financial and Tower Bank. Mr. Smith has served since March 1993 as President and Chief Executive Officer of Q.C. Onics, Inc., an automotive supplier based in Angola, Indiana. From 1988 to 1992, Mr. Smith was employed by Navistar International Transportation Company as Vice President of Truck Engineering. Prior to this time, Mr. Smith had a twenty-year career with Chrysler Corporation, where he held numerous management positions in product engineering, manufacturing and quality control. During his tenure as Chief Engineer of Vehicle Safety Management with Chrysler Corporation, he was appointed by the U.S. Secretary of Transportation to the National Highway Traffic Safety Administration's Research Board on Highway Safety. Mr. Smith previously served on the board and the Trust Committee of Summit Bank in Fort Wayne. He has been active in numerous civic and charitable organizations in the Fort Wayne area, such as the Greater Fort Wayne Chamber of Commerce, the Fort Wayne Urban League, Junior Achievement, the Fort Wayne Philharmonic and the Fort Wayne Corporate Council.



     John V. Tippmann, Sr., is a director of Tower Financial and Tower Bank. Mr. Tippmann is Chairman of the Tippmann Group, a position he has held since 1985. The Tippmann Group, through its three subsidiaries, operates frozen/refrigerated distribution warehouses, specializes in the design and construction of frozen food process and cold storage facilities, and manages approximately 41 buildings throughout the Midwest. The Tippmann Group is based in Fort Wayne, has annual revenues of approximately $75 million, and employs approximately 400 people. Mr. Tippmann is a native of Fort Wayne and board member of St. Joseph Community Health Foundation, Board President of Vincent House, Inc., and the current Chairman of Annual Bishops Appeal Fort Wayne/South Bend.



     J. Richard Tomkinson is a director of Tower Financial and Tower Bank. Mr. Tomkinson is the President and owner of Tomkinson Automotive Group. He has served in this position since 1979. Tomkinson Automotive Group operates two Fort Wayne area automobile dealerships. Mr. Tomkinson also is the President and co-owner of Lincoln Graphics, Inc., a Fort Wayne graphics design and reproduction company serving architects and construction companies in Northeast Indiana, and Vice President and co-owner of Gallatin Highlands Corporation, a Big Sky, Montana real estate development company. Mr. Tomkinson has been a member of the National Auto Dealers Association since 1977.



     Irene A. Walters is a director of Tower Financial and Tower Bank. Ms. Walters is the Director of University Relations and Communications at Indiana University-Purdue University Fort Wayne. Ms. Walters has held this position since 1995. Prior to that time, from 1990 to 1995, Ms. Walters was the Executive Director of the Fort Wayne Bicentennial Celebration Council. Ms. Walters has served in leadership positions in many civic and charitable projects and has served on numerous boards in the Fort Wayne area for over twenty-five years, such as United Way of Allen County, the American Cancer Society, Three Rivers Festival, Anthony Wayne Services, Inc., the McMillen Center for Health Education, the Fort Wayne Civic Theatre, Fort Wayne Historical Society, WFWA Channel 39, the Fort Wayne Jewish Federation, the YWCA and

Leadership Fort Wayne. In 1994, she received Indiana's highest civilian award, the Sagamore of the Wabash, and in 1995 was named Fort Wayne's Citizen of the Year by the Fort Wayne Journal-Gazette. She led Fort Wayne's award-winning All-America City delegation in 1998 and most recently was appointed Co-Chair of the City of Fort Wayne Millennium Celebration Commission.


     Under federal law and regulations, and subject to certain exceptions, the addition or replacement of any director or the employment, dismissal or reassignment of a senior executive officer of Tower Bank or Tower Financial at any time that Tower Bank is not in compliance with applicable minimum capital requirements or is otherwise in a troubled condition, or when the Federal Reserve Board has determined that such prior notice is appropriate, is subject to prior notice to and disapproval by the Federal Reserve Board. In addition, directors and officers of Tower Bank may be removed by order of the Department under certain circumstances.



     Tower Financial's By-Laws provide that the number of directors of Tower Financial shall be eighteen. This number is subject to change from time to time by a vote of 66 2/3% of the board of directors without shareholder approval. There are currently two vacancies on the board. Directors of Tower Financial are divided into three classes with staggered three-year terms. The term of the first class will expire at the annual meeting of shareholders in 2000, and the terms of the second and third classes will expire at the annual meetings of shareholders in 2001 and 2002, respectively. The terms of Tower Financial's current and proposed directors will expire as follows:



     - 2000 -- Ms. Niezer and Messrs. Henry, Hartman, O'Daniel and Ruffolo;



     - 2001 -- Messrs. Mirro, Niezer, Rifkin, Smith and Tippmann;



     - 2002 -- Messrs. Busse, Eshelman, Gouloff, Schenkel and Tomkinson and Ms. Walters.



     It is anticipated that the entire board of directors of Tower Bank will be elected annually by Tower Financial as its sole shareholder.



     Executive officers of Tower Financial and of Tower Bank serve at the discretion of their respective boards of directors.



     Mr. Rifkin is the first cousin of Ms. Walters' spouse. Ms. Niezer is the sister-in-law of Mr. Niezer. There are no other family relationships among any of the directors or executive officers of Tower Financial.


COMMITTEES OF THE BOARD OF DIRECTORS


     Tower Financial has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee consists of Messrs. Busse, Eshelman, Gouloff, Hartman, Ruffolo and Schenkel. The Audit Committee consists of Messrs. Niezer and Tomkinson, Ms. Walters and Ms. Niezer, and the Compensation Committee consists of Messrs. Busse, Eshelman, Gouloff, Hartman and Ruffolo. The Executive Committee has authority to act on behalf of the board of directors between meetings and, with certain exceptions, the authority to take all actions that the full board could take. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring Tower Financial's financial policies and control procedures, reviewing and monitoring the provision of non-audit services by Tower Financial's auditors and reviewing all potential conflict of interest situations. See "Related Party Transactions." The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers of Tower Financial and for administering Tower Financial's 1998 Stock Option Plan.


COMPENSATION OF DIRECTORS


     Joseph Ruffolo and one of his affiliates have provided consulting services to Tower Financial during 1998 relating to the establishment of Tower Financial and Tower Bank. These services include market analysis, director sourcing, and the development and generation of information disclosed in the applications to the federal and state banking regulatory authorities. As compensation for these
services, on January   , 1999, Tower Financial granted to Mr. Ruffolo options to
purchase 2,500 shares of common stock at an exercise price equal to the offering price per share shown on the cover page of this prospectus. The options become exercisable upon the closing of the offering and expire ten years from the date of grant.



     Craig Hartman has provided services to Tower Financial to assist in its formation. These services include the identification of potential investors and directors and consulting services with respect to the viability of establishing a locally-owned bank and with respect to the identity of professional advisors to Tower Financial, including the engagement of the underwriters. As
compensation for these services, on January   , 1999, Tower Financial granted
Mr. Hartman options to purchase 7,500 shares of common stock at an exercise price equal to the offering price per share shown on the cover page of this prospectus. The options become exercisable upon the closing of the offering and expire ten years after the date of grant.



     In the first year of operation, no other compensation is expected to be paid to any directors of Tower Financial or Tower Bank for their services in such capacities, except for options to purchase shares of common stock expected to be granted by Tower Financial to each of the directors. See "Executive Compensation -- 1998 Stock Option and Incentive Plan." Depending on the structure and operation of Tower Financial, the operations of Tower Bank and other factors, Tower Financial's and Tower Bank's Boards of Directors may thereafter determine that reasonable fees or compensation are appropriate. In that event, it is likely that directors of Tower Financial and Tower Bank would receive compensation, such as meeting fees, which would be consistent with the compensation paid to directors of financial institution holding companies and banks of similar size.


                             EXECUTIVE COMPENSATION


     The annual compensation (excluding benefits) for Mr. Schenkel, the Chairman of the Board, President and Chief Executive Officer of Tower Financial and Tower Bank, for the first year of his employment is expected to be $145,000. Tower Financial also paid Mr. Schenkel a hiring bonus in 1998 in the amount of $100,000 to compensate him for accrued benefits forfeited by him upon leaving his previous employer to accept his positions with Tower Financial. Mr. Himmelhaver, the Chief Financial Officer and Secretary of Tower Financial and Tower Bank, is expected to be paid a salary of $105,000 for the first year of his employment; and Mr. Brown, Chief Lending Officer of Tower Financial and Chief Lending Officer and Chief Operating Officer of Tower Bank, is expected to be paid a salary of $115,000 for that same period. These officers' compensation in subsequent years will be determined by Tower Financial's and Tower Bank's Boards of Directors. In making their determinations, it is expected that the boards of directors will receive recommendations from their Compensation Committees, which will be comprised of outside directors. Mr. Schenkel and the other officers of Tower Financial and Tower Bank may participate in Tower Financial's 1998 Stock Option and Incentive Plan. Officers of Tower Bank may also participate in any benefit plans adopted for Tower Bank employees generally. Pending the establishment of Tower Financial's and Tower Bank's benefit plans for employees generally, Tower Financial has purchased life insurance and disability insurance covering Messrs. Schenkel, Himmelhaver and Brown. Tower Bank expects to adopt a 401(k) plan for its employees.



     Tower Financial has entered into employment agreements with Messrs. Schenkel, Himmelhaver and Brown, each for an initial term of three years with automatic one year renewals. Each agreement provides that, if the executive's employment is terminated by Tower Financial without cause, Tower Financial will pay to the executive the aggregate amount of the salary he would be entitled to receive under the agreement for the balance of the employment term, provided that such payment will not be less than one year's salary at the then-effective rate being paid to the executive. The agreements prohibit the officers from competing with Tower Financial during the periods of their employment and for an additional 24 months thereafter (twelve months if their employment is terminated by Tower Financial without cause).



     The agreements provide for initial annual salaries of $145,000, $105,000 and $115,000 for Messrs. Schenkel, Himmelhaver and Brown, respectively, each of which may be increased from time to time by the board of directors. Mr. Schenkel's agreement provides that he is eligible to qualify for an annual performance bonus equal to a minimum of 30% (and up to a maximum of 100%) of his annual salary upon compliance with goals set from time to time by the board of directors in its sole discretion. Mr. Himmelhaver's agreement entitles him to (a) a signing bonus of $20,000, payable no later than January 31, 1999, to compensate him from accrued benefits forfeited by him upon leaving his previous employer to accept his positions with Tower Financial and
(b) an incentive bonus payment of $10,000 payable within 30 days after Tower Bank commences business. Mr. Brown's agreement entitles him to an incentive bonus payment of $25,000 payable within 30 days after Tower Bank commences business. Tower Financial has not yet paid any such bonuses to these executives.


SUMMARY COMPENSATION TABLE


     The following table shows compensation paid to Tower Financial's Chairman of the Board, President and Chief Executive Officer for the period from inception of Tower Financial to December 31, 1998. No other executive officer of Tower Financial received compensation exceeding $100,000 for such period.



                                                                        ANNUAL COMPENSATION
                                                                -----------------------------------
                                                                                       OTHER ANNUAL
                     NAME AND POSITION                          SALARY      BONUS      COMPENSATION
                     -----------------                          ------      -----      ------------
Donald F. Schenkel,.........................................    $66,923    $100,000      $12,571(1)
  Chairman of the Board,
  President and Chief
  Executive Officer


-------------------------

(1) Of this amount, $4,256 represents payment of a car allowance; $1,298 represents payment of health, dental and disability insurance premiums; $1,792 represents payment of life insurance premiums; and $5,225 represents payment of club dues.


1998 STOCK OPTION AND INCENTIVE PLAN


     On December 14, 1998, the board of directors and the sole stockholder of Tower Financial adopted the 1998 Stock Option and Incentive Plan (the "1998 Stock Option Plan"). Under the 1998 Stock Option Plan, Tower Financial may award stock options and performance shares to employees and directors of Tower Financial. The aggregate number of shares of common stock that may be awarded under the 1998 Stock Option Plan is 310,000, subject to adjustment in certain events. No individual participant may receive awards for more than 75,000 shares in any calendar year.



     The 1998 Stock Option Plan is administered by the Compensation Committee. Subject to the terms of the 1998 Stock Option Plan, the Compensation Committee has the sole discretion and authority to select those persons to whom awards will be made, to designate the number of shares to be covered by each award, to establish vesting schedules, to specify all other terms of the awards (subject to certain restrictions) and to interpret the 1998 Stock Option Plan.



     With respect to stock options under the 1998 Stock Option Plan that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, the option price must be at least 100% (or, in the case of a holder of more than 10% of the common stock, 110%) of the fair market value of a share of common stock on the date of the grant of the stock option. The Compensation Committee will establish, at the time the options are granted, the exercise price of options that do not qualify as incentive stock options ("non-qualified stock options"), which may not be less than 85% of the fair market value of a share of common stock on the date of grant. No incentive stock option granted under the 1998 Stock Option Plan may be exercised more than ten years (or, in the case of a holder of more than 10% of the common stock, five years) from the date of grant or such shorter period as the Compensation Committee may determine at the time of the grant. Non-qualified stock options may be exercised during such period as the Compensation Committee determines at the time of grant, which period may not be more than ten years from the date of grant. Under the 1998 Stock Option Plan, the Compensation Committee may also make awards of performance shares, in which case the grantee would be granted shares of common stock, subject to Tower Financial's satisfaction of performance goals determined by the Compensation Committee.

     On January   , 1999, Tower Financial's Compensation Committee granted
options to certain employees and directors under the 1998 Stock Option Plan for an aggregate of 90,000 shares of common stock, effective at the closing date of the offering. Each of these options has an exercise price equal to the initial public offering price shown on the cover page of this prospectus and has a term of ten years. Of these option grants, non-qualified stock options to purchase 2,500 shares were granted to Joseph Ruffolo, and non-qualified stock options to purchase 7,500 shares were granted to Craig Hartman, as compensation for services provided to Tower Financial as described under "Management -- Compensation of Directors." These non-qualified stock options vest on the closing date of the offering. Incentive stock options to purchase 40,000, 20,000 and 20,000 shares were granted to Messrs. Schenkel, Himmelhaver and Brown, respectively, as compensation for services rendered in their capacities as officers of Tower Financial and Tower Bank. These incentive stock options vest 25% a year on each of the first four anniversaries of the closing date of the offering.



     Additionally, the Compensation Committee intends to grant non-qualified stock options to purchase an aggregate of 150,000 shares to the directors of Tower Financial after the closing date of the offering on a pro rata basis based upon the number of shares of common stock purchased in the offering by the directors. See "Principal Shareholders." The Compensation Committee intends for one-third of the shares subject to each option to vest six months, one year and two years after the closing date of the offering. Each of the options will have an exercise price equal to the initial public offering price set forth on the cover page of this prospectus and will have a term of ten years.



                           RELATED PARTY TRANSACTIONS



     Since its inception, Tower Financial has engaged in transactions with entities controlled by its directors and their affiliates. Management believes that each of these transactions was on terms no less favorable to Tower Financial than those that could be obtained from an unaffiliated third party. Tower Financial anticipates that, subsequent to the offering, it will continue to engage in certain of these transactions if economically advantageous to Tower Financial. Future related party transactions will be subject to the review and approval of Tower Financial's Audit Committee, which will be composed exclusively of outside directors, and such transactions will be on terms no less favorable to Tower Financial than those that could be obtained from an unaffiliated third party.


LOANS FROM DIRECTORS


     Over the past several months, each of the directors of Tower Financial has made a loan to Tower Financial to fund start-up expenses. These loans total $760,000. Each loan is evidenced by a promissory note payable to the director, which is non-interest bearing and is due on or before March 31, 1999. Tower Financial intends to repay the notes promptly following the completion of the offering.


LEASE OF HEADQUARTERS BUILDING


     Tower Financial leases its headquarters facility, which contains the only location of Tower Bank, from Tippmann Properties, Inc., agent for Director John
V. Tippmann, Sr. The lease is a ten-year lease commencing on January 1, 1999, with annual rental payments of $9.75 per square foot for the first two years of the lease and fixed increases at the rate of $1.25 per square foot every two years thereafter, ending at $14.75 per square foot for the last two years of the lease. The lease provides for one renewal of ten years at then prevailing market rates. In the event Tower Bank does not receive its charter, Tower Financial may terminate the lease without further obligation. Tower Financial believes that this lease is on terms at least as favorable as could be obtained from an unaffiliated third party. Tower Financial has paid Tippmann Properties, Inc., $4,879 under an interim lease for temporary office space during fiscal year 1998.


CONSULTING SERVICES


     Director Joseph Ruffolo and one of his affiliates have provided consulting services to Tower Financial during fiscal year 1998 relating to the establishment of Tower Financial and Tower Bank. Additionally,

Director Craig Hartman has provided services to Tower Financial to assist in its formation. See "Management -- Compensation of Directors."


INSURANCE


     Tower Financial has obtained key man life, director and officer liability, property, liability, automobile and worker's compensation insurance through Acordia of Indiana, Inc., an insurance broker whose President and Chief Executive Officer is Director William Niezer. Tower Financial paid a commission to Acordia of Indiana, Inc., of $1,390.


OTHER


     During fiscal year 1998, Tower Financial paid $6,250 to GKG Designs, an interior design firm owned by Gretchen Gouloff, spouse of Director Michael Gouloff, for interior design services. Additionally, Tower Financial has leased a car from O'Daniel Automotive, Inc., a car dealership owned by Director Maurice O'Daniel, for two years with a lease payment of $605 per month and has paid $4,256 on the car lease during fiscal year 1998. Tower Financial has also purchased a computer from Preferred, Inc., an affiliate of Director Craig Hartman, for $1,600. The purchase price was determined by the parties based on the estimated value of the computer.


BANKING TRANSACTIONS


     Tower Financial anticipates that the directors and officers of Tower Financial and Tower Bank and the companies with which they are associated will have banking and other transactions with Tower Financial and Tower Bank in the ordinary course of business. Any loans and commitments to lend to such affiliated persons or entities will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness, and will not involve more than normal risk or present other unfavorable features to Tower Financial and Tower Bank. Transactions between Tower Financial or Tower Bank, on one hand, and any officer, director, principal shareholder, or other affiliate of Tower Financial or Tower Bank, on the other hand, will be on terms no less favorable to Tower Financial or Tower Bank than could be obtained on an arm's-length basis from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS


     Tower Financial has issued to date only one share of common stock. The following table shows the anticipated beneficial ownership of the common stock after the sale of the shares offered hereby by (1) each person expected by Tower Financial to beneficially own more than 5% of the outstanding common stock, (2) each director of Tower Financial, (3) each of Tower Financial's executive officers and (4) all current directors and executive officers of Tower Financial as a group. Under the Underwriting Agreement between Tower Financial and the underwriters (the "Underwriting Agreement"), Tower Financial will direct the underwriters to offer to sell the number of shares listed below to the directors and executive officers listed below. All share numbers (other than shares that may be acquired pursuant to options granted to Mr. Hartman and Mr. Ruffolo under the 1998 Stock Option Plan) are provided based upon such directions from Tower Financial and non-binding expressions of interest supplied by the directors and executive officers. Depending upon their individual circumstances at the time, each of such persons may purchase a greater or fewer number of shares than indicated, and in fact may purchase no shares.



                                                                           AFTER OFFERING
                                                                ------------------------------------
                                                                  NUMBER OF SHARES       PERCENTAGE
                      NAME AND ADDRESS                          BENEFICIALLY OWNED(1)    OF CLASS(2)
                      ----------------                          ---------------------    -----------
Curtis A. Brown(3)..........................................             5,000                  *
7626 Lissa Court
Fort Wayne, Indiana 46804
Keith E. Busse..............................................            20,000               1.00%
4500 County Road 59
Butler, Indiana 46721
Peter T. Eshelman...........................................             5,000                  *
142 North Main Street
Roanoke, Indiana 46783
Michael S. Gouloff..........................................             5,000                  *
111 East Wayne Street
Fort Wayne, Indiana 46802
Craig S. Hartman(4).........................................            57,500               2.86%
4031 Transportation Drive
Fort Wayne, Indiana 46818
Jerome F. Henry, Jr.........................................            10,000                  *
1702 Winter Street
Fort Wayne, Indiana 46803
Kevin J. Himmelhaver(3).....................................             1,000                  *
9119 Bradenton Road
Fort Wayne, Indiana 46835
Michael Mirro, M.D..........................................            10,000                  *
1819 Carew Street
Fort Wayne, Indiana 46805
Debra A. Niezer.............................................             1,500                  *
12515 Chapelwood Place
Fort Wayne, Indiana 46845
William G. Niezer...........................................            10,000                  *
1721 Magnavox Way
Fort Wayne, Indiana 46801
Maurice D. O'Daniel.........................................            15,000                  *
5611 Illinois Road
Fort Wayne, Indiana 46801

                                                                           AFTER OFFERING
                                                                ------------------------------------
                                                                  NUMBER OF SHARES       PERCENTAGE
                      NAME AND ADDRESS                          BENEFICIALLY OWNED(1)    OF CLASS(2)
                      ----------------                          ---------------------    -----------
Leonard Rifkin..............................................            25,000               1.25%
1610 North Calhoun Street
Fort Wayne, Indiana 46802
Joseph D. Ruffolo(5)........................................            12,500              *
200 East Main Street
Fort Wayne, Indiana 46802
Donald F. Schenkel(3).......................................            10,000              *
10710 Country Wood Trail
Fort Wayne, Indiana 46845
Larry L. Smith..............................................             5,000              *
1410 Wohlert Street
Angola, Indiana 46703
John V. Tippmann, Sr........................................            20,000               1.00%
9009 Coldwater Road
Fort Wayne, Indiana 46825
J. Richard Tomkinson........................................            10,000              *
4140 Coldwater Road
Fort Wayne, Indiana 46825
Irene A. Walters............................................            10,000              *
2101 East Coliseum Boulevard
Fort Wayne, Indiana 46805
Directors and executive officers of Tower Financial as a
  group (18 persons)........................................           232,500              11.57%


-------------------------
 *  Less than one percent.


(1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children of, or various trusts established by, the person indicated.



(2) The percentages shown are based on the 2,000,000 shares being offered (assuming no exercise of the underwriters' over-allotment option) plus for each person or group the number of shares that person or group has the right to acquire within 60 days pursuant to options granted under the 1998 Stock Option Plan.



(3) Does not include options to purchase shares that have been issued under the 1998 Stock Option Plan.



(4) The number of shares shown for Mr. Hartman includes 7,500 shares that he has the option to acquire effective as of the completion of the offering under a stock option granted to him under the 1998 Stock Option Plan.



(5) The number of shares shown for Mr. Ruffolo includes 2,500 shares that he has the option to acquire effective as of the completion of the offering under a stock option granted to him under the 1998 Stock Option Plan.


                           SUPERVISION AND REGULATION

GENERAL


     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of Tower Financial and Tower Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Federal Reserve Board, the FDIC, the Department, the Internal Revenue Service and state taxing authorities. The effect of such statutes, regulations and policies can be significant and cannot be predicted with a high degree of certainty.


     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things:



- the scope of business


- investments


- reserves against deposits


- capital levels relative to operations


- lending activities and practices


- the nature and amount of collateral for loans


- the establishment of branches


- mergers and consolidations


- dividends



The system of supervision and regulation applicable to Tower Financial and Tower Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of Tower Bank and the public, rather than shareholders of Tower Bank or Tower Financial.



     Federal law and regulations, including provisions added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and regulations promulgated thereunder, establish supervisory standards applicable to the lending activities of Tower Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.



     The following references to statutes and regulations are intended to summarize certain government regulation of the business of Tower Financial and Tower Bank and are qualified by reference to the text of such statutes and regulations. Any change in government regulation may have a material adverse effect on the business of Tower Financial and Tower Bank.



TOWER FINANCIAL



     GENERAL. Tower Financial is organizing Tower Bank as an Indiana chartered bank with depository accounts to be insured by the FDIC and as a member of the Federal Reserve System. When Tower Financial becomes the sole shareholder of Tower Bank, it will be a bank holding company and, as such, will be required to register with, and will be subject to regulation by, the Federal Reserve Board under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, Tower Financial will be subject to examination by the Federal Reserve Board and will be required to file reports of its operations and such additional information as the Federal Reserve Board may require.



     Under Federal Reserve Board policy, Tower Financial will be expected to act as a source of financial strength to Tower Bank and to commit resources to support Tower Bank in circumstances where Tower Financial might not do so absent such policy. In addition, in certain circumstances, an Indiana banking corporation may be required by order of the Department to increase the sound capital of Tower Bank or reduce the amount of its deposits.


     Any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would also apply to guarantees of capital plans under FDICIA.


     INVESTMENTS AND ACTIVITIES. Under the BHCA, bank holding companies are prohibited, with certain limited exceptions, from engaging in activities other than those of banking or of managing or controlling banks. They are also prohibited from acquiring or retaining direct or indirect ownership or control of voting shares or assets of any company which is not a bank or bank holding company, other than subsidiary companies furnishing services to or performing services for its subsidiaries, and other subsidiaries engaged in activities which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be incidental to these operations. Since September, 1995, the BHCA has permitted the Federal Reserve Board under specified circumstances to approve the acquisition, by a bank holding company located in one state, of a bank or bank holding company located in another state, without regard to any prohibition contained in state law. See "Recent Regulatory Developments."


     In general, any direct or indirect acquisition by Tower Financial of any voting shares of any bank which would result in Tower Financial's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of Tower Financial with another bank holding company, will require the prior written approval of the Federal Reserve Board under the BHCA. In acting on such applications, the Federal Reserve Board must consider various statutory factors, including among others, the effect of the proposed transaction on competition in relevant geographic and product markets, the convenience and needs of the communities to be served and each party's financial condition, managerial resources and record of performance under the Community Reinvestment Act.



     The merger or consolidation of Tower Bank with another bank, or the acquisition by Tower Bank of assets of another bank, or the assumption of liability by Tower Bank to pay any deposits in another bank, will require the prior written approval of the primary federal bank regulatory agency of the acquiring or surviving bank under the federal Bank Merger Act. The approval decision is based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the BHCA and/or the Department under the Indiana Financial Institutions Act, may be required.



     With certain limited exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares or assets of any company other than a bank, unless the company involved is engaged solely in one or more activities which the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be incidental to these operations. Under current Federal Reserve Board regulations, such permissible non-bank activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. As a result of recent amendments to the BHCA, many of these acquisitions may be effected by bank holding companies that satisfy certain statutory criteria concerning management, capitalization, and regulatory compliance if written notice is given to the Federal Reserve Board within 10 business days after the transaction. In other cases, prior written notice to the Federal Reserve Board will be required.


     In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved by the Federal Reserve Board.

     CAPITAL REQUIREMENTS. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies:


     - a leverage capital requirement expressed as a percentage of total assets,


     - a risk-based requirement expressed as a percentage of total risk-weighted assets, and


     - a Tier 1 leverage requirement expressed as a percentage of total assets.


The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated companies, with minimum requirements of 4% to 5% for all others.

     The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.


     The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets. On a pro forma basis, because Tower Financial will not have any debt outstanding and assuming the issuance and sale by Tower Financial of the 2,000,000 shares of common stock offered in this prospectus at $10.00 per share, Tower Financial's leverage capital ratio, risk-based capital ratio and Tier 1 leverage ratio immediately after the offering, in each case as calculated on a consolidated basis and a bank-only basis under the Federal Reserve Board's capital guidelines, would exceed the minimum requirements.



     FDICIA requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities and, since adoption of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), to do so taking into account the size and activities of depository institutions and the avoidance of undue reporting burdens. See "Recent Regulatory Developments." In 1995, the agencies adopted regulations requiring as part of the assessment of an institution's capital adequacy the consideration of (a) identified concentrations of credit risks, (b) the exposure of the institution to a decline in the value of its capital due to changes in interest rates and (c) the application of revised conversion factors and netting rules on the institution's potential future exposure from derivative transactions.



     In addition, the agencies in September 1996, adopted amendments to their respective risk-based capital standards to require banks and bank holding companies having significant exposure to market risk arising from, among other things, trading of debt instruments, (1) to measure that risk using an internal value-at-risk model conforming to the parameters established in the agencies' standards and (2) to maintain a commensurate amount of additional capital to reflect such risk. The new rules were adopted effective January 1, 1997, with compliance mandatory from and after January 1, 1998.



     DIVIDENDS. Tower Financial is a corporation separate and distinct from Tower Bank. Most of Tower Financial's revenues will be received by it in the form of dividends or interest paid by Tower Bank. Tower Bank is subject to statutory restrictions on its ability to pay dividends. See "-- Tower
Bank -- Dividends." The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank holding company should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability in appropriate cases to proscribe the payment of dividends by banks and bank holding companies. The Federal Reserve Board and the Department possess similar enforcement powers over Tower Bank. It is also unlawful for any insured depository institution to pay a dividend at a time when it is in default of payment of any assessment to the FDIC. The "prompt corrective action" provisions of FDICIA impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies.



     In addition to the restrictions on dividends imposed by the Federal Reserve Board, the Indiana Business Corporation Law imposes certain restrictions on the declaration and payment of dividends by Indiana corporations such as Tower Financial. See "Dividend Policy."

TOWER BANK



     GENERAL. Upon completion of its organization, Tower Bank will be an Indiana banking corporation, and a member of the Federal Reserve System. As a state-chartered, member bank, Tower Bank will be subject to the examination, supervision, reporting and enforcement jurisdiction of the Department, as the chartering authority for Indiana banks, and the Federal Reserve Board, as the primary federal bank regulatory agency for state-chartered, member banks. Tower Bank's deposit accounts will be insured by Tower Bank Insurance Fund ("BIF") of the FDIC, which has supervision, reporting and enforcement jurisdiction over BIF insured banks. These agencies, and federal and state law, extensively regulate various aspects of the banking business including, among other things:



- permissible types and amounts of loans


- investments and other activities


- capital adequacy


- branching


- interest rates on loans and on deposits


- the maintenance of non-interest bearing reserves on deposit accounts


- the safety and soundness of banking practices



     DEPOSIT INSURANCE. As an FDIC-insured institution, Tower Bank will be required to pay deposit insurance premium assessments to the FDIC. Under FDICIA, the FDIC adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and not exhibiting financial, operational or compliance weaknesses pay the lowest premium. Institutions that are less than well-capitalized (as defined by the FDIC) and exhibit such weaknesses in a moderately severe to unsatisfactory degree pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.


     The FDIC is required to establish semi-annual assessment rates so as to maintain the ratio of each deposit insurance fund to total estimated insured deposits at not less than 1.25%. Currently, the FDIC has established a schedule of BIF insurance assessments ranging from 0% of deposits for institutions in the highest category to .27% of deposits for institutions in the lowest category.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.


     CAPITAL REQUIREMENTS. The Federal Reserve Board has established the following minimum capital standards for state-chartered, member banks, such as Tower Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity. In addition, the Federal Reserve Board has adopted requirements for each state-chartered, member bank whose "trading activity" (the sum of "trading assets and liabilities") as shown on its most recent Consolidated Report of Condition and Income ("Call Report") exceeds either 10% or more of its total assets or $1 billion, (1) to measure its market risk using an internal value-at-risk model conforming to the FDIC's capital standards, and (2) to maintain a commensurate amount of additional capital to reflect such risk.



     The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. As a condition to the regulatory approvals of Tower Bank's formation, Tower Bank will be required to have an initial capitalization sufficient to provide a ratio of Tier 1 capital to total estimated assets of at least 8% at the end of the third year of operation.

     The Federal Deposit Insurance Act (the "FDIA") establishes five capital categories, and the federal bank regulatory agencies, as directed by the FDIA, have adopted, subject to certain exceptions, the following minimum requirements for each of such categories:

                                              TOTAL RISK-BASED    TIER 1 RISK-BASED
                                               CAPITAL RATIO        CAPITAL RATIO          LEVERAGE RATIO
                                              ----------------    -----------------        --------------
Well capitalized..........................     10% or above        6% or above              5% or above
Adequately capitalized....................     8% or above         4% or above              4% or above
Undercapitalized..........................     Less than 8%        Less than 4%             Less than 4%
Significantly undercapitalized............     Less than 6%        Less than 3%             Less than 3%
Critically undercapitalized...............          --                  --              A ratio of tangible
                                                                                       equity to total assets
                                                                                           of 2% or less

     Subject to certain exceptions, these capital ratios are generally determined on the basis of Call Reports submitted by each depository institution and the reports of examination of the appropriate federal bank regulatory agency.


     Among other things, the FDIA requires the federal bank regulatory agencies to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. The scope and degree of regulatory intervention is linked to the capital category to which a depository institution is assigned. Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include:



     - requiring the submission of a capital restoration plan



     - placing limits on asset growth and restrictions on activities



     - requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired



     - restricting transactions with affiliates



     - restricting the interest rate the institution may pay on deposits



     - ordering a new election of directors of the institution



     - requiring that senior executive officers or directors be dismissed



     - prohibiting the institution from accepting deposits from correspondent banks



     - requiring the institution to divest certain subsidiaries



     - prohibiting the payment of principal or interest on subordinated debt



     - ultimately, appointing a receiver for the institution


     In general, a depository institution may be reclassified to a lower category than is indicated by its capital position if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.


     DIVIDENDS. As a banking corporation organized under Indiana law, Tower Bank will be restricted as to the maximum amount of dividends it may pay to Tower Financial. Indiana law prohibits Tower Bank from declaring or paying dividends that would impair Tower Bank's capital or that would be greater than its undivided profits. In addition, the prior approval of the Department is required for the payment of any dividend if the aggregate amount of all dividends paid by Tower Bank during such calendar year, including the proposed dividend, would exceed the sum of the retained net income of Tower Bank for the year to date and previous two years.


     The FDIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice. As described above, the Federal Reserve Board has issued a policy statement providing that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.


     INSIDER TRANSACTIONS. Tower Bank is subject to certain federal and state statutory and regulatory restrictions on any extensions of credit to Tower Financial or its subsidiaries, on investments in the stock or other securities of Tower Financial or its subsidiaries, and on the acceptance of the stock or other securities of Tower Financial or its subsidiaries as collateral for loans to any person. Certain limitations and reporting requirements are also placed on extensions of credit by Tower Bank to its directors and officers, to directors and officers of Tower Financial and its subsidiaries, to principal shareholders of Tower Financial, and to "related interests" of such directors, officers and principal shareholders. In addition, such legislation and regulations may affect the terms upon which any person becoming a director or officer of Tower Financial or one of its subsidiaries or a principal shareholder of Tower Financial may obtain credit from banks with which Tower Bank maintains a correspondent relationship.



     SAFETY AND SOUNDNESS STANDARDS. On July 10, 1995, the FDIC, the Office of Thrift Supervision, the Federal Reserve Board and the Office of the Comptroller of the Currency published final guidelines implementing the FDICIA requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines, which took effect on August 9, 1995, establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards included in the guidelines, the institution's primary federal bank regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action. Effective October 1, 1996, the agencies expanded the guidelines to establish asset quality and earnings standards. As before, the expanded guidelines make each depository institution responsible for establishing its own procedures to meet such goals.



     STATE BANK ACTIVITIES. Under FDICIA, as implemented by final regulations adopted by the FDIC, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. FDICIA, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with FDICIA. These restrictions are not currently expected to have a material impact on the operations of Tower Bank.



     CONSUMER BANKING. Tower Bank's business will include making a variety of types of loans to individuals. In making these loans, Tower Bank will be subject to state usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act and the Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs and regulate the mortgage loan servicing activities of Tower Bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. The Riegle Act imposed new escrow requirements on depository and non-depository mortgage lenders and servicers under the

National Flood Insurance Program. See "Recent Regulatory Developments." In receiving deposits, Tower Bank will be subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the FDIA. Violation of these laws could result in the imposition of significant damages and fines upon Tower Bank, its directors and officers.



     MONETARY POLICIES. The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in United States Government securities, changes in the discount rate on member bank borrowing and changes in reserve requirements against deposits held by all federally insured banks. Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Tower Bank.



     COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act (the "CRA") and the implementing regulations, Tower Bank will have a continuing and affirmative obligation to help meet the credit needs of its local community, including low and moderate-income neighborhoods, consistent with the safe and sound operation of the institution. The CRA requires the board of directors of financial institutions, such as Tower Bank, to adopt a CRA statement for each assessment area that, among other things, describes its efforts to help meet community credit needs and the specific types of credit that the institution is willing to extend. Tower Bank's service area initially was designated as Wayne Township in Allen County, Indiana. Tower Bank's office will be located in Allen County. Tower Bank's Board of Directors is required to review the appropriateness of this delineation at least annually.


RECENT REGULATORY DEVELOPMENTS

     In 1994, the Congress enacted two major pieces of banking legislation, the Riegle Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"). The Riegle Act addressed such varied issues as the promotion of economic revitalization of defined urban and rural "qualified distressed communities" through special purpose "Community Development Financial Institutions," the expansion of consumer protection with respect to certain loans secured by a consumer's home and reverse mortgages, and reductions in compliance burdens regarding Currency Transaction Reports, in addition to reform of the National Flood Insurance Program, the promotion of a secondary market for small business loans and leases, and mandating specific changes to reduce regulatory impositions on depository institutions and holding companies.

     The Riegle-Neal Act substantially changed the geographic constraints applicable to the banking industry. Effective September 29, 1995, the Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depository institution affiliates. Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997.

     In 1996, Indiana authorized out-of-state banks to establish branch offices in Indiana. The Indiana Financial Institutions Act now permits, in appropriate circumstances,


     (A) with the approval of the Department:



        - the acquisition of all or substantially all of the assets of an Indiana-chartered bank by an FDIC-insured bank, savings bank or savings association located in another state,


        - the acquisition by an Indiana-chartered bank of all or substantially all of the assets of an FDIC-insured bank, savings bank or savings association located in another state,


        - the consolidation of one or more Indiana-chartered banks and FDIC-insured banks, savings banks or savings associations located in other states having laws permitting such consolidation, with the resulting organization chartered by Indiana, and


        - the organization of a branch in Indiana by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting an Indiana-chartered bank to establish a branch in such jurisdiction, and



     (B) upon written notice to the Department:



        - the acquisition by an Indiana-chartered bank of one or more branches (not comprising all or substantially all of the assets) of an FDIC-insured bank, savings bank or savings association located in another state, the District of Columbia, or a U.S. territory or protectorate,


        - the establishment by Indiana-chartered banks of branches located in other states, the District of Columbia, or U.S. territories or protectorates, and


        - the consolidation of one or more Indiana-chartered banks and FDIC-insured banks, savings banks or savings associations located in other states, with the resulting organization chartered by one of such other states, and



     (C) the sale by an Indiana-chartered bank of one or more of its branches (not comprising all or substantially all of its assets) to an FDIC-insured bank, savings bank or savings association located in a state in which an Indiana-chartered bank could purchase one or more branches of the purchasing entity.



     FDIC regulations impose limitations (and in certain cases, prohibitions) on
(1) certain "golden parachute" severance payments by troubled depository institutions and their affiliated holding companies to institution-affiliated parties (primarily directors, officers, employees, or principal shareholders of the institution), and (2) certain indemnification payments by a depository institution or its affiliated holding company, regardless of financial condition, to institution-affiliated parties. The FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Tower Financial or Tower Bank to their respective directors or officers otherwise permitted under the Indiana Business Corporation Law or the Indiana Financial Institutions Act, respectively. See "Description of Capital Stock -- Indemnification of Directors and Officers."



     The Omnibus Consolidated Appropriations Act, 1997 ("OCCA"), was enacted September 30, 1996. It amended many of the principal federal laws regulating banks and bank holding companies. As part of the projected conversion or closure of all thrift institutions in the United States, OCCA modified existing laws (a) to impose a special, one-time assessment on all deposits insured by the Savings Association Insurance Fund ("SAIF") of the FDIC to bring the SAIF reserves to the statutory minimum ratio of 1.25% of all SAIF-insured deposits, (b) to permit the financing corporation to impose (in the same manner as regular FDIC insurance assessments) assessments upon commercial banks to fund repayment of its bonds which had been issued to pay for losses resulting from widespread failures of thrift institutions during the 1980's, (c) to prohibit shifting deposits from SAIF insurance to BIF insurance and (d) to merge, prospectively, the BIF and SAIF into a single deposit insurance fund. There can be no assurance whether or when the merger of the BIF and SAIF will in fact occur.


     OCCA also amended the BHCA (a) to eliminate the requirement of prior written notice to the Federal Reserve Board by well-capitalized and well-managed bank holding companies meeting certain statutory criteria wishing to engage de novo (or in certain cases through acquisition) in a non-banking activity already permitted by order or regulation of the Federal Reserve Board, (b) to shorten to 12 business days the prior written notice to the Federal Reserve Board required from well-managed and well-capitalized bank holding companies meeting such criteria for other acquisitions of non-banking companies engaged in non-banking activities so permitted and (c) to eliminate the opportunity for a hearing on applications to the Federal Reserve Board for permission to engage in non-banking activities (other than the acquisition of a savings association).

     Among the other changes made by OCCA, the statute (a) increased the number of banks exempted from compliance with the record-keeping and reporting requirements of the Home Mortgage Disclosure Act and eligible for an 18-month cycle of regulatory examinations by increasing the total assets cut-off in each case, (b) simplified the disclosure requirements for residential mortgage loans by harmonizing the requirements of the Truth-in-Lending Act and Real Estate Settlement Procedures Act, (c) substantially re-wrote the Fair Credit Reporting Act and (d) expanded the authority of the Federal Reserve Board under the Consumer Leasing Act and directed the Board to issue model disclosure forms for use in leasing personal property.

                          DESCRIPTION OF CAPITAL STOCK


     All material provisions of the common stock are summarized in this prospectus. However, the following description of Tower Financial's capital stock does not purport to be complete and is subject in all respects to applicable Indiana law and to the provisions of Tower Financial's Restated Articles of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part.



     The authorized capital stock of Tower Financial consists of 6,000,000 shares of common stock and 4,000,000 shares of preferred stock. Upon completion of the offering, and assuming no exercise of the underwriters' over-allotment option, there will be 2,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. An additional 90,000 shares of common stock will be issuable upon exercise of outstanding options granted under the 1998 Stock Option Plan. See "Executive Compensation -- 1998 Stock Option and Incentive Plan." Immediately prior to the offering, only one share of common stock is outstanding.


COMMON STOCK


     Each holder of common stock will be entitled to one vote per share of record on all matters to be voted upon by the stockholders. Holders will not have cumulative voting rights in the election of directors or any other matter. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of common stock will entitle the holder thereof to an equal and ratable right to receive dividends when, if and as declared from time to time by the board of directors out of legally available funds. Tower Financial does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."



     In the event of the liquidation, dissolution or winding up of Tower Financial, the holders of common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of common stock will have no preemptive or redemption rights and will not be subject to further calls or assessments by Tower Financial. All of the shares of common stock to be issued and sold in the offering will be, immediately upon consummation of the offering, validly issued, fully paid and nonassessable.


PREFERRED STOCK


     The authorized preferred stock is available for issuance from time to time at the discretion of the board of directors without shareholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of Tower Financial, making removal of the present management of Tower Financial more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.


AUTHORIZED BUT UNISSUED SHARES


     Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Tower Financial by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Tower Financial's management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.


CERTAIN PROVISIONS OF RESTATED ARTICLES OF INCORPORATION AND BY-LAWS


     Certain provisions of Tower Financial's Restated Articles of Incorporation and By-Laws may delay or make more difficult unsolicited acquisitions or changes of control of Tower Financial. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of Tower Financial, although such proposals, if made, might be considered desirable by a majority of Tower Financial's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of Tower Financial without the concurrence of the board of directors. These provisions include:



     - the division of the Board of Directors into three classes serving "staggered" terms of office of three years (see "Management -- Directors and Officers");


     - the availability of authorized but unissued shares of stock for issuance from time to time at the discretion of the board of directors (see "-- Authorized But Unissued Shares");


     - provisions allowing the removal of directors only for cause and only upon a 66 2/3% shareholder vote taken at a meeting called for that purpose;


     - provisions requiring the participation of 80% of the voting power of the outstanding common stock in order for the shareholders to demand the calling of a special meeting of shareholders; and


     - requirements for advance notice for raising business or making nominations at shareholders' meetings.



     Tower Financial's By-Laws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders of Tower Financial and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although Tower Financial's By-Laws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Tower Financial and its shareholders.


CERTAIN PROVISIONS OF INDIANA LAW


     The Indiana Business Corporation Law (the "IBCL") applies to Tower Financial as an Indiana corporation. Under certain circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisition or changes of control of Tower Financial. Such provisions also may have the effect of preventing changes in the management of Tower Financial. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

     CONTROL SHARE ACQUISITIONS. Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. In the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares.



     Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (a) more than 10% of its shareholders resident in Indiana, (b) more than 10% of its shares owned by Indiana residents or (c) 10,000 shareholders resident in Indiana.



     The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that they do not apply. Tower Financial's Restated Articles of Incorporation and By-Laws do not exclude Tower Financial from the restrictions imposed by such provisions.



     CERTAIN BUSINESS COMBINATIONS. Sections 23-1-43-1 to 23-1-43-23 of the IBCL restrict the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Tower Financial's Restated Articles of Incorporation do not exclude Tower Financial from the restrictions imposed by such provisions.



     DIRECTORS' DUTIES AND LIABILITY. Under Section 23-1-35-1 of the IBCL, directors are required to discharge their duties: (a) in good faith; (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (c) in a manner the directors reasonably believe to be in the best interests of Tower Financial. However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

     Section 23-1-35-1 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation's shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Once the board has determined that the proposed action is not in the best interests of the corporation, it has no duty to remove any barriers to the success of the action, including a rights plan. Section 23-1-35-1 specifically provides that certain judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of that section.

INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Tower Financial Restated Articles of Incorporation provide that, to the extent not inconsistent with applicable law, Tower Financial shall indemnify each of its directors, officers, employees and agents against all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim in which he or she may become involved by reason of the fact that he or she is or was a director, officer, employee or agent of Tower Financial or by reason of any action taken or not taken by him or her in any such capacity, if such person is wholly successful with respect to the claim or, if not wholly successful, then if such person is determined to have acted in good faith, in what he or she reasonably believed to be the best interests of Tower Financial (or at least not opposed to its best interests) and, in addition, with respect to a criminal claim, is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.



     FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Tower Financial or Tower Bank to their respective directors or officers otherwise permitted or required under the IBCL or Tower Financial Restated Articles of Incorporation.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of Tower Financial under the provisions discussed above or otherwise, Tower Financial has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the common stock is State Street Bank & Trust Company, Boston, Massachusetts.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Immediately prior to the offering, Tower Financial has one share of common stock outstanding, which is held by a member of the board of directors. This share of common stock shall be redeemed concurrently with the completion of the offering. Upon completion of the offering, Tower Financial expects to have 2,000,000 shares of common stock outstanding (plus any additional shares sold upon the underwriters' exercise of their over-allotment option), all of which will have been registered with the SEC under the Securities Act and will be eligible for resale without registration under the Securities Act unless they were acquired by directors, executive officers or other affiliates of Tower Financial (collectively, "Affiliates"). Affiliates of Tower Financial generally will be able to sell shares of the common stock only in accordance with the limitations of Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of Tower Financial may sell shares of common stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of Tower Financial's common stock or the average weekly trading volume in Tower Financial's common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about Tower Financial.



     Tower Financial and the directors and executive officers of Tower Financial and Tower Bank (who are expected to hold an aggregate of approximately 222,500 shares after the offering, excluding the shares that they have the right to acquire pursuant to options granted to them under Tower Financial's 1998 Stock Option Plan) have agreed, or will agree, that they will not issue, offer for sale, sell, transfer, grant options to purchase or otherwise dispose of or register with the SEC any shares of common stock (or any securities convertible into or exercisable for shares of common stock), without the prior written consent of the underwriters, for a period of 180 days from the date of this prospectus, except that (a) Tower Financial may issue shares upon the exercise of options under Tower Financial's 1998 Stock Option Plan and (b) the directors and officers may give common stock owned by them to others who have agreed in writing to be bound by the same agreement.



     As of January   , 1999, Tower Financial had outstanding options to purchase an aggregate of 90,000 shares of its common stock at an exercise price equal to the initial public offering price of the common stock, as specified on the cover page of this prospectus, under Tower Financial's 1998 Stock Option Plan. See "Executive Compensation -- 1998 Stock Option and Incentive Plan."



     Prior to the offering, there has been no public trading market for the common stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the common stock after completion of the offering. Nevertheless, sales of substantial amounts of common stock in the public market could have an adverse effect on prevailing market prices.


                                  UNDERWRITING


     Subject to the terms and conditions included in the Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part, Roney Capital Markets, a division of First Chicago Capital Markets, Inc., and McDonald Investments Inc. (the "Underwriters"), have severally agreed to purchase from Tower Financial, and Tower Financial has agreed to sell to each of the Underwriters, the respective number of shares of common stock as shown opposite its name below:


                                                                 NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ---------
Roney Capital Markets, a division of First Chicago Capital
  Markets, Inc..............................................
McDonald Investments Inc....................................
                                                                ---------
     Total..................................................    2,000,000
                                                                =========


     The Underwriting Agreement provides that the Underwriters' obligations to pay for and accept delivery of the common stock are subject to certain conditions precedent and that the Underwriters are committed to purchase all of those shares of common stock if any shares are purchased.



     The Underwriting Agreement provides that, except in certain limited cases, Tower Financial will reimburse the Underwriters for all accountable out-of-pocket expenses incurred by them in the proposed purchase and sale of the common stock, up to a maximum of $50,000. Tower Financial has advanced $20,000 to the Underwriters as part of this expense reimbursement. The Underwriting Agreement provides that, upon completion of the offering, the Underwriters will credit the out-of-pocket expenses reimbursed against the underwriting discount. It also provides that, in the event the Underwriter Agreement is terminated and the accountable out-of-pocket expenses to be reimbursed are less than $20,000, the Underwriters will pay the difference to Tower Financial.

     Tower Financial and the Underwriters have agreed that the Underwriters will purchase the 2,000,000 shares of Common Stock offered hereunder at a price to
the public of $10.00 per share less underwriting discounts of $     per share.
The Underwriters propose to offer the common stock to select dealers who are members of the National Association of Securities Dealers, Inc., at a price of
$10.00 per share less a concession not in excess of $     per share. The
Underwriters may allow, and such dealers may reallow, concessions not in excess
of $     per share to certain other brokers and dealers. After the commencement of the offering, the public offering price, the concession and the reallowance may be changed.



     Tower Financial and the executive officers and directors of Tower Financial have agreed to be subject to certain lock-up restrictions as described above in "Shares Eligible for Future Sale."



     The Underwriters have informed Tower Financial that the Underwriters do not intend to make sales to any accounts over which the Underwriters exercise discretionary authority.



     Tower Financial has granted the Underwriters an option, exercisable within 30 days after the date of the offering, to purchase up to 300,000 shares of common stock from Tower Financial to cover over-allotments, if any, at the same price per share as is to be paid by the Underwriters for the other shares offered in this prospectus. The Underwriters may purchase the shares only to cover over-allotments, if any, relating to the offering. If the Underwriters exercise the over-allotment option in full, the total price to the public, underwriting discounts and proceeds to Tower Financial will be approximately
$23,000,000, $          and $          , respectively.



     The common stock being offered is a new issue of securities with no prior established trading market. The Underwriters have advised Tower Financial that, upon completion of the offering, they intend to make a market in the common stock, although they are not obligated to do so. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within the control of Tower Financial, Tower Bank or any market-maker. The Underwriters may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the common stock offered in this prospectus.



     In offering the common stock, the Underwriters may engage in stabilizing transactions and short covering transactions on the OTC Bulletin Board in accordance with Regulation M of the Exchange Act. Stabilizing transactions involve bids to purchase the common stock in the open market for the purpose of pegging, fixing or maintaining the price of the common stock. Short-covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and short-covering transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced by the Underwriters, may be discontinued at any time.



     The Underwriting Agreement contains indemnity provisions between the Underwriters and Tower Financial and the controlling persons thereof against certain liabilities, including liabilities arising under the Securities Act. Tower Financial is generally obligated to indemnify the Underwriters and their respective controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this prospectus or in related documents filed with the SEC or with any state securities administrator, or out of any omission of certain material facts from such documents.



     Prior to this offering, there has been no public market for the common stock. Accordingly, the public offering price for the common stock was determined by negotiations among Tower Financial and the Underwriters. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the common stock. Several factors were considered in determining the initial offering price of the common stock, among them the size of the offering, the initial public offering prices of similar start-up bank holding companies, the Underwriters' experience in dealing with initial public offerings for financial institutions and the general condition of the equity securities market. There can be no assurance, however, that the prices at which the common stock will sell in the public market after this offering will not be lower than the price at which the shares of common stock are sold by the Underwriters.



     Mr. Craig Hartman, a director of Tower Financial, has provided consulting services to Tower Financial that included identifying the Underwriters for this offering. See "Management -- Compensation of Directors" and "Related Party Transactions -- Consulting Services."



     The following table shows the fees and expenses Tower Financial will incur in the offering of the common stock, other than underwriting discounts and commissions. Except for the SEC's registration fee and the NASD filing fee, all amounts shown are estimates and assume the sale of 2,000,000 shares of common stock.



Registration Fee............................................    $  6,394
NASD Filing Fee.............................................       2,800
Printing and Mailing Expenses...............................      40,000
Legal Fees and Expenses.....................................     125,000
Accounting Fees and Expenses................................      25,000
Blue Sky Fees and Expenses..................................      12,050
Registrar and Transfer Agent Fees and Expenses..............       3,000
Premium for Director and Officer Liability Insurance........       9,300
Miscellaneous...............................................       2,956
                                                                --------
     Total..................................................    $226,500
                                                                ========


                               LEGAL PROCEEDINGS


     Neither Tower Bank nor Tower Financial is a party to any pending legal proceeding or aware of any threatened legal proceeding where Tower Financial or Tower Bank may be exposed to any material loss.


                                 LEGAL MATTERS


     The legality of the common stock offered in this prospectus will be passed upon for Tower Financial by Baker & Daniels. Certain legal matters will be passed upon for the Underwriters by Honigman Miller Schwartz and Cohn.


                                    EXPERTS


     The balance sheet as of October 31, 1998 and statements of operations, stockholder's deficit, and cash flows for the period July 8, 1998 (date of inception) through October 31, 1998, of Tower Financial included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     Tower Financial has filed a Registration Statement on Form SB-2 under the Securities Act to register the common stock with the SEC. This prospectus is a part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all the information that interested persons can find in the Registration Statement or the exhibits and schedules to the Registration Statement. For further information about Tower Financial or the common stock offered in this prospectus, interested persons should read the Registration Statement and the exhibits, financial statements and schedules to the Registration Statement.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----

Report of Independent Accountants...........................    F-2

Financial Statements:

  Balance Sheet.............................................    F-3

  Statement of Operations...................................    F-4

  Statement of Changes in Stockholder's Deficit.............    F-5

  Statement of Cash Flows...................................    F-6

  Notes to Financial Statements.............................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Tower Financial Corporation:


     In our opinion, the accompanying balance sheet and the related statements of operations, changes in stockholder's deficit and cash flows present fairly, in all material respects, the financial position of Tower Financial Corporation (a development stage company) at October 31, 1998, and the results of its operations and cash flows for the period from July 8, 1998 (date of inception) to October 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management, our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


                                          /s/ PricewaterhouseCoopers LLP
Fort Wayne, Indiana

November 11, 1998, except for Note 6


     for which the date is December 14, 1998

                          TOWER FINANCIAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                             As of October 31, 1998

ASSETS
Cash........................................................    $  12,007
Interest bearing deposits in bank...........................      475,000
                                                                ---------
     Total cash and cash equivalents........................      487,007
Equipment, at cost..........................................       11,512
Deferred offering costs.....................................       73,850
                                                                ---------
     Total assets...........................................    $ 572,369
                                                                =========
LIABILITIES AND STOCKHOLDER'S DEFICIT
Liabilities:
  Accounts payable and accrued expenses.....................    $ 139,102
  Accounts payable and accrued expenses -- related
     parties................................................       24,187
  Related party notes payable...............................      750,000
                                                                ---------
     Total liabilities......................................      913,289
Commitments and contingencies
Stockholder's deficit:
  Preferred stock, no par value, 4,000,000 shares
     authorized; no shares issued and outstanding...........
  Common stock, no par value, 6,000,000 shares authorized; 1 share subscribed.......................................
  Additional paid-in capital................................
  Deficit accumulated during the development stage..........     (340,920)
                                                                ---------
     Total stockholder's deficit............................     (340,920)
                                                                ---------
     Total liabilities and stockholder's deficit............    $ 572,369
                                                                =========


     The following notes are an integral part of the financial statements.

                          TOWER FINANCIAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
    For the period from July 8, 1998 (date of inception) to October 31, 1998

Operating expenses:
  Salaries and benefits expense.............................    $ 199,660
  Professional fees.........................................      114,857
  Other expenses............................................       26,403
                                                                ---------
     Total operating expenses...............................      340,920
                                                                ---------
     Net loss...............................................    $(340,920)
                                                                =========

     The following notes are an integral part of the financial statements.

                          TOWER FINANCIAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT
    For the period from July 8, 1998 (date of inception) to October 31, 1998

                                                                                  DEFICIT
                                                                                ACCUMULATED
                                                                  ADDITIONAL    DURING THE
                                           PREFERRED    COMMON     PAID-IN      DEVELOPMENT
                                             STOCK      STOCK      CAPITAL         STAGE         TOTAL
                                           ---------    ------    ----------    -----------      -----
Balance at inception (July 8, 1998)....    $             $        $              $             $
Issuance of common stock...............                    10                                         10
Common stock subscription..............                   (10)                                       (10)
Net loss...............................                                           (340,920)     (340,920)
                                           ---------     ----     ---------      ---------     ---------
Balance, October 31, 1998..............    $             $        $              $(340,920)    $(340,920)
                                           =========     ====     =========      =========     =========

     The following notes are an integral part of the financial statements.

                          TOWER FINANCIAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
    For the period from July 8, 1998 (date of inception) to October 31, 1998

Cash flows from operating activities
  Net loss..................................................    $(340,920)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Increase in accounts payable and accrued expenses......      163,289
                                                                ---------
       Net cash used in operating activities................     (177,631)
                                                                ---------
Cash flows from investing activities
  Equipment expenditures....................................      (11,512)
                                                                ---------
       Net cash used in investing activities................      (11,512)
                                                                ---------
Cash flows from financing activities
  Proceeds from related party notes payable.................      750,000
  Deferred offering costs...................................      (73,850)
                                                                ---------
       Net cash provided from financing activities..........      676,150
                                                                ---------
Net increase in cash and cash equivalents...................      487,007
Cash and cash equivalents, beginning of period..............
                                                                ---------
Cash and cash equivalents, end of period....................    $ 487,007
                                                                =========

     The following notes are an integral part of the financial statements.

                          TOWER FINANCIAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     a. ORGANIZATION: Tower Financial Corporation ("Tower Financial") was incorporated on July 8, 1998. Tower Financial's activities to date have been limited to the organization of Tower Bank & Trust Company ("Tower Bank"), as well as preparation for a common stock offering estimated to be $20,000,000 (the "offering"). A substantial portion of the proceeds of the offering will be used by Tower Financial to provide initial capitalization of Tower Bank. The start-up of Tower Bank is contingent upon receiving the approval of various banking regulatory authorities and also a successful completion of the offering.



     b. NATURE OF BUSINESS: Tower Bank intends to offer a full range of commercial and consumer banking services primarily within Allen County, Indiana.


     c. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


     d. CASH AND CASH EQUIVALENTS: Tower Financial considers all highly liquid investment instruments, including investments with maturities of three months or less at acquisition, to be cash equivalents. At October 31, 1998 cash equivalents consisted of certificates of deposit aggregating $400,000.



     e. DEFERRED OFFERING COSTS: Deferred offering costs consist of professional fees incurred in connection with the registration of Tower Financial's common stock. These costs will be charged against the stock proceeds or, if the offering is not successful, charged to operations at that time.



     f. INCOME TAXES: Tower Financial utilizes the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.


2. NOTES PAYABLE RELATED PARTIES:


     Non-interest bearing notes payable in the amount of $750,000 are outstanding to members of the Board of Directors of Tower Financial. The notes are to be paid with proceeds received from the offering and are to be repaid on or before March 31, 1999.


3. LEASE COMMITMENT:


     Tower Financial has a lease commitment with a related party company owned by a director for space to be used as Tower Financial's main office effective January 1, 1999. The lease term is for ten years at rents ranging from approximately $11,300 to $17,100 per month with an option to extend for one successive ten year period. Tower Financial incurred rent expense of approximately $3,900 to this related party for temporary space through October 31, 1998.


     Future minimum commitments for the following calendar years are approximately:

1999........................................................    $135,400
2000........................................................     135,400
2001........................................................     152,800
2002........................................................     152,800
2003........................................................     170,200
                                                                --------
     Total..................................................    $746,600
                                                                ========

                          TOWER FINANCIAL CORPORATION

4. INCOME TAXES:


     At October 31, 1998 Tower Financial had net operating loss carryforwards of approximately $341,000. No deferred tax asset is recorded, as a valuation allowance reduces the gross deferred tax asset of approximately $136,000 to zero.


5. OTHER:


     Tower Financial has entered into a letter of employment with its president/chief executive officer whereby Tower Financial has deposited in escrow a certificate of deposit in the amount of $200,000 which will be disbursed to the president in the event that Tower Bank does not receive all required regulatory approvals to commence business. In addition, certain members of management are entitled to incentive bonuses aggregating $35,000 upon commencement of Tower Bank's business operations.



     Tower Financial has entered into a five year contract with a data processing company to outsource Tower Financial's data processing effective February 1, 1999. The contract contains automatic renewal options and fees are primarily based on the volume of transactions subject to certain minimum monthly amounts.



6. SUBSEQUENT EVENT:



     On December 14, 1998, the stockholder and Board of Directors adopted the 1998 Stock Option and Incentive Plan (the "Plan") for officers, employees and non-employee directors. The maximum number of shares which may be issued under the Plan shall not exceed 310,000 and will include both incentive stock options and non-qualified options. The exercise price for incentive stock options will not be less than the fair market value of the shares at the time of grant, except as granted to a 10% shareholder where the option price will not be less than 110% of fair market price. The exercise price for non-qualified stock options will not be less than 85% of the fair market value at the time of grant. The duration of each option may not exceed ten years from the date of grant.



     The Board intends to grant a total of 240,000 options to certain officers and directors of Tower Financial effective upon successful completion of the offering. The option price will be the initial public offering price.

------------------------------------------------------
------------------------------------------------------


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE IN THIS OFFERING SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY SUBSEQUENT DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Forward-Looking Statements............      2
Prospectus Summary....................      3
Risk Factors..........................      6
Use of Proceeds.......................      9
Dividend Policy.......................     10
Capitalization........................     10
Business..............................     11
Management............................     17
Executive Compensation................     22
Related Party Transactions............     24
Principal Shareholders................     26
Supervision and Regulation............     27
Description of Capital Stock..........     36
Shares Eligible for Future Sale.......     39
Underwriting..........................     40
Legal Proceedings.....................     42
Legal Matters.........................     42
Experts...............................     42
Additional Information................     42
Index to Financial Statements.........    F-1


                            ------------------------


UNTIL                            , 1999 (90 DAYS AFTER THE EFFECTIVE DATE OF THE
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                2,000,000 SHARES

                              TOWER FINANCIAL LOGO

                                  CORPORATION

                                  COMMON STOCK
                          ----------------------------
                                   PROSPECTUS
                          ----------------------------

                             RONEY CAPITAL MARKETS
               A division of FIRST CHICAGO CAPITAL MARKETS, INC.

                           MCDONALD INVESTMENTS INC.
                                January   , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Indiana Business Corporation Law provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.


     As permitted by the Indiana Business Corporation Law, Tower Financial's Restated Articles of Incorporation provide for indemnification of directors, officers, employees and agents of Tower Financial against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of Tower Financial (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The Restated Articles of Incorporation authorize Tower Financial to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.



     The rights of indemnification provided by the Restated Articles of Incorporation are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the Restated Articles of Incorporation, Tower Financial may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.



     Tower Financial has agreed to indemnify the Underwriters, and the Underwriters have agreed to indemnify Tower Financial, against certain civil liabilities, including liabilities under the Securities Act. See the Form of Underwriting Agreement filed as Exhibit 1 herewith.



     In addition, Tower Financial has obtained a directors' and officers' liability and company reimbursement policy that insures against certain liabilities under the Securities Act, subject to applicable retentions.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table shows the fees and expenses Tower Financial will incur in the issuance and distribution of the securities being registered hereunder, other than underwriting discounts and commissions. Except for the SEC registration fee and the NASD filing fee, all amounts shown are estimates and assume the sale of 2,000,000 shares in the offering.




SEC Registration Fee........................................    $  6,394
NASD Filing Fee.............................................       2,800
Printing and Mailing Expenses...............................      40,000
Legal Fees and Expenses.....................................     125,000
Accounting Fees and Expenses................................      25,000
Blue Sky Fees and Expenses..................................      12,050
Registrar and Transfer Agent Fees and Expenses..............       3,000
Premium for Director and Officer Liability Insurance........       9,300
Miscellaneous...............................................       2,956
                                                                --------
     Total..................................................    $226,500
                                                                ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


     During the past several months, Tower Financial has borrowed $760,000 from members of Tower Financial's board of directors to pay organizational and related expenses. To the extent that such transactions would be deemed to involve the offer or sale of a security, Tower Financial would claim an exemption from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act, for such transactions. In addition, Tower Financial sold one share of its common stock to Donald F. Schenkel, Chairman of the Board, President and Chief Executive Officer and a director of Tower Financial, for $10.00. Tower Financial also claims an exemption for such sale pursuant to
Section 4(2) of the Securities Act.


ITEM 27. EXHIBITS


   EXHIBIT
   NUMBER                                DESCRIPTION
   -------                               -----------
Exhibit 1*       Form of Underwriting Agreement
Exhibit 3.1      Restated Articles of Incorporation of the Registrant
Exhibit 3.2      By-Laws of the Registrant
Exhibit 4*       Specimen Stock Certificate of the Registrant
Exhibit 5        Opinion of Baker & Daniels with respect to the legality of the securities being registered
Exhibit 10.1     Lease Agreement
Exhibit 10.2*    Electronic Data Processing Services Contract
Exhibit 10.3*    1998 Stock Option and Incentive Plan
Exhibit 10.4*    Employment Agreement with Donald F. Schenkel
Exhibit 10.5*    Employment Agreement with Kevin J. Himmelhaver
Exhibit 10.6*    Employment Agreement with Curtis A. Brown
Exhibit 21       Subsidiaries
Exhibit 23.1*    Consent of PricewaterhouseCoopers LLP
Exhibit 23.2     Consent of Baker & Daniels (included in Exhibit 5)
Exhibit 24       Power of Attorney (included on page II-4 of this
                 Registration Statement)
Exhibit 27       Financial Data Schedule


-------------------------

* Filed with this amendment.


ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that:

          (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (2) For determining any liability under the Securities Act, treat the information omitted from the form of the prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

          (4) The Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of Fort Wayne, Indiana, on December 30, 1998.


                                          TOWER FINANCIAL CORPORATION

                                          By:    /s/ DONALD F. SCHENKEL
                                            ------------------------------------
                                            Donald F. Schenkel, Chairman of the
                                                            Board,
                                               President and Chief Executive
                                                           Officer


     In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                    TITLE                             DATE
              ---------                                    -----                             ----

       /s/ DONALD F. SCHENKEL            Chairman of the Board, President, Chief       December 30, 1998
------------------------------------     Executive Officer and Director (principal
         Donald F. Schenkel              executive officer)

      /s/ KEVIN J. HIMMELHAVER           Chief Financial Officer (principal            December 30, 1998
------------------------------------     financial and accounting officer)
        Kevin J. Himmelhaver
                                                          Director
------------------------------------
           Keith E. Busse
                                                          Director
------------------------------------
          Peter T. Eshelman

       /s/ MICHAEL S. GOULOFF*                            Director                     December 30, 1998
------------------------------------
         Michael S. Gouloff

        /s/ CRAIG S. HARTMAN*                             Director                     December 30, 1998
------------------------------------
          Craig S. Hartman

      /s/ JEROME F. HENRY, JR.*                           Director                     December 30, 1998
------------------------------------
        Jerome F. Henry, Jr.
                                                          Director
------------------------------------
         Michael Mirro, M.D.

        /s/ DEBRA A. NIEZER*                              Director                     December 30, 1998
------------------------------------
           Debra A. Niezer

       /s/ WILLIAM G. NIEZER*                             Director                     December 30, 1998
------------------------------------
          William G. Niezer
                                                          Director
------------------------------------
         Maurice D. O'Daniel
                                                          Director
------------------------------------
           Leonard Rifkin

              SIGNATURE                                    TITLE                             DATE
              ---------                                    -----                             ----
       /s/ JOSEPH D. RUFFOLO*                             Director                     December 30, 1998
------------------------------------
          Joseph D. Ruffolo

         /s/ LARRY L. SMITH*                              Director                     December 30, 1998
------------------------------------
           Larry L. Smith
                                                          Director
------------------------------------
        John V. Tippmann, Sr.
                                                          Director
------------------------------------
        J. Richard Tomkinson

        /s/ IRENE A. WALTERS*                             Director                     December 30, 1998
------------------------------------
          Irene A. Walters

     *By: /s/ DONALD F. SCHENKEL
   ------------------------------
Donald F. Schenkel, Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
-----------                       ----------------------
     1*        Form of Underwriting Agreement
    3.1        Restated Articles of Incorporation of the Registrant
    3.2        By-Laws of the Registrant
     4*        Specimen Stock Certificate of the Registrant
      5        Opinion of Baker & Daniels with respect to the legality of the securities being registered
   10.1        Lease Agreement
   10.2*       Electronic Data Processing Services Contract
   10.3*       1998 Stock Option and Incentive Plan
   10.4*       Employment Agreement with Donald F. Schenkel
   10.5*       Employment Agreement with Kevin J. Himmelhaver
   10.6*       Employment Agreement with Curtis A. Brown
     21        Subsidiaries
   23.1*       Consent of PricewaterhouseCoopers LLP
   23.2        Consent of Baker & Daniels (included in Exhibit 5)
     24        Power of Attorney (included on page II-4 of this
               Registration Statement)
     27        Financial Data Schedule


-------------------------

* Filed with this amendment.